Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

Collaboration, License and Option Agreement

By and among

Xilio Development, Inc.

and

AbbVie Group Holdings Limited

Dated as of February 10, 2025

i

TABLE OF CONTENTS

Schedules

Schedule 1.65: Collaboration Licensed Patents

Schedule 1.88: Corporate Names

Schedule 1.123: FTE Rates

Schedule 1.194: Option Licensed Patents

Schedule 2.2.1: Collaboration Research Plan

Schedule 2.2.2: First Option Research Plan

Schedule 2.10: Permitted Entities

Schedule 7.2.2: Jurisdictions

Schedule 9.2.1: Existing Patents

Schedule 9.3.10: Third Party Agreements

Schedule 12.5.2: [**]

Exhibits

Exhibit A: Stock Purchase Agreement

Exhibit B: Investor Rights Agreement

v

COLLABORATION, LICENSE AND OPTION AGREEMENT

This Collaboration, License and Option Agreement (this “Agreement”) is made and entered into as of February 10, 2025 (the “Effective Date”) by and between Xilio Development, Inc., a Delaware corporation (“Xilio”), on the one hand and AbbVie Group Holdings Limited, a corporation organized under the laws of Bermuda (“AbbVie”) on the other hand, and, solely for purposes of Section 9.1 (Mutual Representations and Warranties), Section 9.2 (Representations and Warranties of Xilio as of the Effective Date), Section 9.3 (Additional Representations and Warranties of Xilio), Section 9.4 (Additional Covenants of Xilio), Section 9.6 (Disclaimer of Warranties), Section 12.3 (Assignment) and Section 12.19 (Guarantee), Xilio Therapeutics, Inc., a Delaware corporation (“Xilio Parent”).  Xilio and AbbVie are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Xilio Controls (as defined below) certain intellectual property rights with respect to the Xilio Platform Technology (as defined below) in the Territory (as defined below); and

WHEREAS, Xilio wishes to grant to AbbVie, and AbbVie wishes to accept, an exclusive license to Exploit (as defined below) Collaboration Licensed Therapeutics (as defined below) and an exclusive option to receive other exclusive licenses to Exploit Option Licensed Products (as defined below), in each case, under such intellectual property rights in the Field (as defined below) in the Territory, in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.“AbbVie” has the meaning set forth in the preamble hereto.

1.2.“[**]” means any Antibody [**] that is (a) Controlled by AbbVie and (b) provided by AbbVie to Xilio for use under and in accordance with this Agreement, including [**]. For clarity, [**].

1.3.“AbbVie Collaboration License” has the meaning set forth in Section 3.1 (License for Collaboration Target Program).

1.4.“AbbVie Cure Period” has the meaning set forth in Section 11.2.1(b)(2) (Termination; Material Breach by AbbVie).

1.5.“AbbVie Default Notice” has the meaning set forth in Section 11.2.1(b)(1) (Termination; Material Breach by AbbVie).

1.6.“AbbVie Derivative Patent” means any Patent Controlled by AbbVie or its Affiliates that claims Information invented solely by or on behalf of AbbVie in the exercise of AbbVie’s rights under Section [**].

1.7.“AbbVie Grantback Know-How” means, as used in connection with a Grantback Product and any related Grantback License provided in Section 11.7.2 (Transition of Option Licensed Products; Grantback License), all Information that is [**].

1.8.“AbbVie Grantback Patents” means, as used in connection with a Grantback Product and any related Grantback License provided in Section 11.7.2 (Transition of Option Licensed Products; Grantback License), all Patents that are Controlled by AbbVie or any of its Affiliates that claim AbbVie Grantback Know-How; provided that “AbbVie Grantback Patents” do not include any Patents to the extent claiming [**].

1.9.“AbbVie Indemnitees” has the meaning set forth in Section 10.2 (Indemnity; Indemnification of AbbVie).

1.10.“AbbVie Option License” has the meaning set forth in Section 3.2.1 (Options and Licenses for Option Target Programs; General).

1.11.“AbbVie Proprietary Materials” means any Antibody or other Materials that AbbVie may provide to Xilio from time to time for the conduct of activities under such Research Plan, that, in each case, are, or the Exploitation of which is, in whole or in part, [**].  For clarity, AbbVie Proprietary Materials include [**].

1.12. “Accounting Standards” means, with respect to a Party or its Affiliates or its or their (sub)licensees, United States generally accepted accounting principles, consistently applied.

1.13.“Acquisition” means, with respect to a Party, a merger, consolidation, acquisition (whether of all of the stock or all or substantially all of the assets of a Person or any operating or business division of a Person) or similar transaction by or with such Party (or any controlling Affiliate), other than a Change in Control of such Party.

1.14.“Additional Information” means any Information not included in an Information Report or License Option Exercise Data Package and is otherwise related to such Information Report or License Option Exercise Data Package [**].

1.15.“Additional Option Research Plan” has the meaning set forth in Section 2.2.3 (Research Plans; Additional Option Target Programs).

1.16.“Additional Option Target Program” has the meaning set forth in Section 2.2.3 (Research Plans; Additional Option Target Programs).

1.17.“Additional Option Target Program Fee” has the meaning set forth in Section 6.5 (Additional Option Target Program Fee).

1.18.“Additional Option Target Program Notice” has the meaning set forth in Section 2.2.3 (Research Plans; Additional Option Target Programs).

1.19.“ADR” has the meaning set forth in Section 12.5.1 (Dispute Resolution; General).

1.20.“Adverse Event and Safety Data Exchange Agreement” has the meaning set forth in Section 4.7.3 (Regulatory Activities; Adverse Event Reporting).

1.21.“Adverse Ruling” has the meaning set forth in Section 11.2.1(a) (Termination; Material Breach by Xilio).

1.22.“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.23.“Agreement” has the meaning set forth in the preamble hereto.

1.24.“[**]” has the meaning set forth in Section [**].

1.25.“Alliance Managers” has the meaning set forth in Section 5.4 (Collaboration Management; Alliance Managers).

1.26.“Antibody” means a molecule comprising (a) one (1) or more immunoglobulin variable domains containing one (1) or more antigen binding sites, (b) CDR sequences, fragments, variants, modifications or derivatives of such immunoglobulin variable domains or other antigen binding sites that are capable of binding an antigen or (c) the nucleic acid comprising a sequence of nucleotides encoding (or complementing to a nucleic acid encoding) the foregoing molecules in ((a) or (b)).

1.27.“Antitrust Clearance Date” means, with respect to each Antitrust Consent Option, the date all Antitrust Consents with respect to such Antitrust Consent Option have been obtained on terms satisfactory to AbbVie.

1.28.“Antitrust Consent Option” has the meaning set forth in Section 3.2.4(b) (Options and Licenses for Option Target Programs; Antitrust Consents).

1.29.“Antitrust Consents” has the meaning set forth in Section 3.2.4(a) (Options and Licenses for Option Target Programs; Antitrust Consents).

1.30.“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and the Federal Trade Commission Act of 1914, each as amended, and all other Applicable Law, whether federal, state or foreign, that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, lessening of competition or abuse of dominance through merger or acquisition or any structured collaboration.

1.31.“Antitrust/FDI Review Period” means [**] after the date AbbVie provided Xilio the Option Exercise Notice for the applicable Antitrust Consent Option.

1.32.“Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, regulatory guidelines or other requirements of Regulatory Authorities, that may be in effect from time to time.

1.33.“Applicable Option Expiration Date” means, with respect to each Option Target Program, the Stage 1 License Option Expiration Date; provided, however, that if AbbVie sends Xilio an Option Extension Notice after receiving the Complete Stage 1 Information Report, then the Stage 2 License Option Expiration Date; provided, further, that if AbbVie sends Xilio an Option Extension Notice after receiving the Complete Stage 2 Information Report, then the Stage 3 License Option Expiration Date; provided, further, that if AbbVie sends Xilio an Option Extension Notice after receiving the Complete Stage 3 Information Report, then the Final License Option Expiration Date, as applicable.

1.34.“Arising IP” has the meaning set forth in Section 7.1.1 (Ownership of Intellectual Property; Ownership of Arising IP).

1.35.“Audit Expert” has the meaning set forth in Section 6.18.2 (Audit; Dispute).

1.36.“Backup Option Target” means, with respect to each Option Target Program, each Target that is designated by AbbVie as a backup Target for an Option Target in accordance with this Agreement.  For clarity, the Initial Backup Option Target is deemed a Backup Option Target.

1.37.“Base Net Sales” has the meaning set forth in Section 6.9.3(b) (Royalties; Royalty Reductions).

1.38.“Biosimilar Application” has the meaning set forth in Section 7.3.7 (Enforcement of Patents; Biosimilar Litigation).

1.39.“Biosimilar Launch Quarter” has the meaning set forth in Section 6.9.3(b) (Royalties; Royalty Reductions).

1.40.“Biosimilar Product” means, on a country-by-country basis, with respect to a Licensed Product, a biologic product [**] that is determined by the applicable Regulatory Authority in or for a country to be biosimilar to or otherwise interchangeable with such Licensed Product as set forth in at 42 U.S.C. § 262(k)(4) in the United States or other Applicable Law in other jurisdictions.  For clarity, a product licensed or Manufactured by AbbVie or any of its

Affiliates or Sublicensees under the same BLA for a Licensed Product will constitute a Licensed Product and will not constitute a Biosimilar Product.

1.41.“BLA” has the meaning set forth in Section 1.100 (definition of “Drug Approval Application”).

1.42.“Board of Directors” has the meaning set forth in Section 1.53 (definition of “Change in Control”).

1.43.“BPCI Act” means the Biologics Price Competition and Innovation Act of 2009, as may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.44.“Bring-Down Date” has the meaning set forth in Section 3.2.5(a) (License Option Effective Date; Procedures for License Options).

1.45.“Bring-Down Disclosure Schedule” has the meaning set forth in Section 9.3 (Additional Representations and Warranties of Xilio).

1.46.“Business Day” means a day other than a Saturday or Sunday on which banking institutions in Chicago, Illinois and Boston, Massachusetts are open for business.

1.47.“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 or October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 and October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.

1.48.“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.49.“[**]” means [**].

1.50.“CDA” has the meaning set forth in Section 8.1.1 (Confidentiality Obligations; Confidential Information).

1.51.“CDR” means complementarity-determining regions.

1.52.“[**]” means [**].

1.53.“Change in Control” means, with respect to a Party, that any of the following occurs after the Effective Date:

1.53.1.any “person” or “group” (as such terms are defined below) acquires or becomes the “beneficial owner” (as defined below), directly or indirectly, of (a) shares of capital stock or other interests (including partnership interests) of such Party (or any controlling Affiliate of such Party) then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party (or any controlling Affiliate of such Party) representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party (or any controlling Affiliate of such Party) or (b) the power to elect a majority of the members of the Party’s (or any such Party’s controlling Affiliate’s) board of directors or similar governing body (“Board of Directors”); the Parties acknowledge that in the case of certain entities organized under the laws of certain countries or other jurisdictions outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity; or

1.53.2.such Party (or any controlling Affiliate of such Party) enters into a merger, consolidation or similar transaction with another Person (whether or not such Party (or any controlling Affiliate of such Party) is the surviving entity) and as a result of such merger, consolidation or similar transaction (a) the members of the Board of Directors of such Party (or any controlling Affiliate of such Party) immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party (or any controlling Affiliate of such Party) or such surviving Person immediately following such transaction or (b) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party (or any controlling Affiliate of such Party) immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party (or any controlling Affiliate of such Party) representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party (or any controlling Affiliate of such Party) immediately prior to such transaction; or

1.53.3.such Party (or any controlling Affiliate of such Party) sells, leases, exclusively licenses, transfers or otherwise disposes of to any Third Party, in one (1) or more related transactions, properties or assets representing all or substantially all of such Party’s (or any such Party’s controlling Affiliate’s) consolidated total assets to which this Agreement relates; or

1.53.4.the holders of capital stock of such Party (or any controlling Affiliate of such Party) approve a plan or proposal for the liquidation or dissolution of such Party (or any controlling Affiliate of such Party).

For the purpose of this definition of “Change in Control”, (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under such Act; (b) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under such Act; and (c) the terms

“beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.54.“Clinical Studies” means any tests and studies in human subjects that are required or permitted by Applicable Law to obtain or maintain any Regulatory Approval for, or to support the pricing, reimbursement or use of, a Licensed Product, including tests or studies that are intended to expand the Product Labeling for a Licensed Product.

1.55.“CMC Activities” means, with respect to a Licensed Therapeutic or Licensed Product, all Manufacturing activities (including the generation of all CMC Data) necessary to support the Development or Commercialization of such Licensed Therapeutic or Licensed Product, as applicable, at the applicable stage of Development, including formulation, process development, process qualification and validation, scale-up, analytic development, product characterization, stability testing, quality assurance and quality control.

1.56.“CMC Data” means the chemistry, manufacturing and controls data for each Licensed Therapeutic or Licensed Product, as applicable, required by Applicable Law to be included or referenced in, or that otherwise supports, an application for Regulatory Approval for the applicable Licensed Product.

1.57.“[**]” means [**].

1.58.“[**]” means [**].

1.59.“[**]” means [**].

1.60.“[**]” means [**].

1.61.“Collaboration Handover Date” means the date of completion of all Development activities allocated to Xilio under the Collaboration Research Plan for the Collaboration Target.

1.62.“Collaboration Licensed IP” means the Collaboration Licensed Patents and Collaboration Licensed Know-How.

1.63.“Collaboration Licensed Know-How” means all Information (including Xilio Platform Know-How and Xilio’s interest in any Joint Know-How) that is (a) Controlled by Xilio or any of its Affiliates as of the Effective Date or at any time during the Term, (b) is not generally known and (c) [**] to Exploit the Collaboration Licensed Therapeutics or Collaboration Licensed Products in the Field in the Territory.

1.64.“Collaboration Licensed Materials” means all Materials that are Controlled by Xilio or any of its Affiliates as of the Effective Date or at any time during the Term and that [**] to Exploit the Collaboration Licensed Therapeutics or Collaboration Licensed Products in the Field in the Territory.

1.65.“Collaboration Licensed Patents” means all Patents that are (a) Controlled by Xilio or any of its Affiliates as of the Effective Date or at any time during the Term

(including Xilio Platform Patents and Xilio’s interest in any Joint Patents) and (b) [**] to Exploit the Collaboration Licensed Therapeutics or Collaboration Licensed Products in the Field in the Territory. All Collaboration Licensed Patents existing as of the Effective Date are set forth on Schedule 1.65 (Collaboration Licensed Patents).

1.66.“Collaboration Licensed Platform Know-How” means all Collaboration Licensed Know-How that (a) [**] and (b) is not Collaboration Product Know-How.

1.67.“Collaboration Licensed Platform Patent” means all Collaboration Licensed Patents that (a) [**] and (b) are not Collaboration Product Patents.

1.68.“Collaboration Licensed Product” means any product containing a Collaboration Licensed Therapeutic, [**].

1.69.“Collaboration Licensed Target Information” has the meaning set forth in Section 8.1.1 (Confidentiality Obligations; Confidential Information).

1.70.“Collaboration Licensed Therapeutics” means (a) [**] and (b) any backups, follow-ons, modifications, enhancements, improvements, derivatives or optimizations of or to the [**] described in clause (a), in each case ((a) and (b)), that are (i) [**].

1.71.“Collaboration Product Know-How” means all Collaboration Licensed Know-How that [**] (a) a Collaboration Licensed Therapeutic or Collaboration Licensed Product, (b) [**], (c) [**] or (d) the Exploitation of a therapeutic or product containing a Macromolecule described in the foregoing clause ((a), (b) or (c)) in the Field in the Territory.

1.72.“Collaboration Product Patents” means all Collaboration Licensed Patents that [**] (a) a Collaboration Licensed Therapeutic or Collaboration Licensed Product, (b) [**] (c) [**] or (d) the Exploitation of a therapeutic or product containing a molecule described in the foregoing clauses (a), (b) or (c) in the Field in the Territory.

1.73.“Collaboration Research Plan” has the meaning set forth in Section 2.2.1 (Research Plans; Collaboration Target Program).

1.74.“Collaboration Research Term” means the period commencing on the Effective Date and ending upon the earlier of (a) the completion by Xilio of all of the activities under the Collaboration Research Plan, (b) the date on which the Agreement is terminated with respect to the Collaboration Target Program and (c) [**] of the Effective Date.

1.75.“Collaboration Target” has the meaning set forth in Section 2.3.1 (Target Selection and Target Substitution; Collaboration Target Program).

1.76.“Collaboration Target Program” means the program for the conduct of Development activities with respect to the Collaboration Licensed Therapeutics and Collaboration Licensed Products pursuant to the Collaboration Research Plan.

1.77.“Combination Product” means a Licensed Product that is comprised of or contains one (1) or more (a) Licensed Therapeutics as an active ingredient together with (b) one

(1) or more other active ingredients (such other active ingredients, “Other Active Ingredients”), whether in the same or different formulations, and is sold either as a fixed dose or sold for a single invoice price as separate doses in a single package or that are otherwise co-packaged and sold for a single invoice price.

1.78.“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a Licensed Product, including activities related to marketing, promoting, distributing, importing and exporting such Licensed Product, and interacting with Regulatory Authorities regarding any of the foregoing, but excluding any activities directed to Manufacturing or Development.  When used as a verb, “Commercialize” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.79.“Commercially Reasonable Efforts” means, (a) with respect to the performance of Development or Commercialization activities with respect to a Licensed Therapeutic or Licensed Product by AbbVie, [**] or (b) with respect to the performance of the Development activities by Xilio, [**].

1.80.“Competing Product” means, [**].

1.81.“Complete” means, with respect to an Information Report or any License Option Exercise Data Package, the earliest of (a) AbbVie providing a written notice to Xilio stating that AbbVie deems the applicable Information Report or License Option Exercise Data Package to be complete, (b) (i) [**] after AbbVie received the initial copy of the applicable Information Report or (ii) [**] after AbbVie received the initial copy of the License Option Exercise Data Package, as applicable, and (c) the date on which Xilio has provided all Additional Information in accordance with Section 2.8 (Information Reports and License Option Exercise Data Package).

1.82.“Component” means, with respect to a Licensed Therapeutic, [**].

1.83.“Compulsory Sublicensee” means any Third Party to whom AbbVie is required to grant a compulsory license by a court or a Governmental Authority under Applicable Law permitting such Third Party to Commercialize a Licensed Product.

1.84.“Confidential Information” has the meaning set forth in Section 8.1.1 (Confidentiality Obligations; Confidential Information).

1.85.“Control” means, with respect to any item of Information, Regulatory Documentation, Material, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership (sole or joint), license or otherwise (other than by operation of the license and other grants in Section 3.1 (License for Collaboration Target Program) or Section 3.2 (Options and Licenses for Option Target Programs)), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, Material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party; provided [**]. Notwithstanding the foregoing, in the event of a Change in Control of a Party, such Party shall not be deemed to Control: (a) any Information, Regulatory Documentation, Material, Patent or other intellectual property right owned or licensed by the acquirer of such Party immediately prior to the closing of such Change in Control and (b) any Information, Regulatory Documentation,

Material, Patent or other intellectual property right that the acquirer of such Party subsequently develops without accessing or practicing the Licensed Product Know-How, Licensed Product Patents, Joint Know-How or any Confidential Information of the other Party (or any Confidential Information of both Parties), in each case ((a) and (b)), except to the extent that such Information, Regulatory Documentation, Material, Patent or other intellectual property right (i) is actually used by such Party or its Affiliates, or the acquirer of such Party, to Exploit a Licensed Therapeutic or Licensed Product following the closing of such Change in Control or (ii) was Controlled by such Party or its Affiliates prior to the closing of such Change in Control.

1.86.“[**]” has the meaning set forth in Section [**].

1.87.“[**]” has the meaning set forth in Section [**].

1.88.“Corporate Names” means the Trademarks and logos identified on Schedule 1.88 (Corporate Names) and such other replacement corporate names and logos as Xilio may use from time to time.

1.89.“Data Security and Privacy Laws” mean all Applicable Laws relating to the privacy, Processing and security of Personal Data.

1.90.“[**]” has the meaning set forth in Section [**].

1.91.“[**]” has the meaning set forth in Section [**].

1.92.“Defense Proceeding” has the meaning set forth in Section 7.2.1 (Prosecution and Maintenance of Patents; Licensed Platform Patents).

1.93.“Development” means all activities related to research (including discovery), pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, Clinical Studies, statistical analysis and report writing, the preparation and submission of INDs and Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval, but excluding any activities directed to Manufacturing or Commercialization.  When used as a verb, “Develop” means to engage in Development.  For clarity, Development shall include any submissions and activities required in support thereof, including those required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved Licensed Product.

1.94.“Directed To” means, with respect to any Macromolecule [**].

1.95.“Disclosing Party” has the meaning set forth in Section 8.1.1 (Confidentiality Obligations; Confidential Information).

1.96.“Dispute” has the meaning set forth in Section 12.5 (Dispute Resolution).

1.97.“Distributor” means any Third Party appointed by AbbVie or any of its Affiliates or its or their respective Sublicensees to distribute, market and sell Licensed Product with or without packaging rights, in one (1) or more countries or other jurisdictions in the Territory, in circumstances where such Third Party purchases its requirements of Licensed Product from AbbVie or its Affiliates or its or their respective Sublicensees but does not otherwise make any royalty or other payment to AbbVie or its Affiliates or its or their respective Sublicensees with respect to its intellectual property rights with respect to such Licensed Product.

1.98.“Divestiture” means, [**].  When used as a verb, “Divest” and “Divested” means to cause a Divestiture.

1.99.“Dollars” or “$” means United States Dollars.

1.100.“Drug Approval Application” means a Biologics License Application (a “BLA”) as defined in the PHSA, or any corresponding foreign application in the Territory, including, with respect to the European Union, a marketing authorization application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition procedure or any other national approval (a “Marketing Authorization Application”).

1.101.“Effective Date” has the meaning set forth in the preamble hereto.

1.102.“[**]” means [**].

1.103.“EMA” means the European Medicines Agency and any successor agency(ies) or authority having substantially the same function.

1.104.“EU3” means any three (3) of the following countries: the United Kingdom, Germany, France, Italy and Spain.

1.105.“European Union” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.

1.106.“Excluded Entity” has the meaning set forth in Section 9.2.17(c) (Representations and Warranties of Xilio as of the Effective Date).

1.107.“Excluded Individual” has the meaning set forth in Section 9.2.17(c) (Representations and Warranties of Xilio as of the Effective Date).

1.108.“[**]” has the meaning set forth in Section [**].

1.109.“Existing Patents” means all Licensed Patents existing as of the Effective Date or as of the Bring-Down Date, as applicable.

1.110.“Exploit” means to make, have made, import, export, use, have used, sell, have sold or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), formulate, optimize, transport, distribute, promote, market or otherwise dispose. “Exploitation” means the act of Exploiting a product.

1.111.“FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

1.112.“FDA’s Disqualified/Restricted List” has the meaning set forth in Section 9.2.17(e) (Representations and Warranties of Xilio as of the Effective Date).

1.113.“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.114.“Field” means any and all uses.

1.115.“Final License Option Expiration Date” means the [**] following delivery to AbbVie of a Complete License Option Exercise Data Package that contains all of the Information required to be therein, including any missing or related Information requested by AbbVie pursuant to Section 2.8 (Information Reports and License Option Exercise Data Package), as may be extended in accordance with Section 2.8 (Information Reports and License Option Exercise Data Package).

1.116.“[**]” has the meaning set forth in Section 3.9.4(c)(2) (Exclusivity; Exceptions).

1.117.“First Commercial Sale” means, with respect to a Licensed Product and a country or jurisdiction, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country or jurisdiction after all Regulatory Approvals for such Licensed Product has been obtained in such country or jurisdiction.  Sales prior to receipt of all Regulatory Approvals (including with respect to countries where required, all Pricing Approvals) for a Licensed Product in a country, such as so-called “treatment IND sales,” “named patient sales,” “compassionate use sales,” and “off-label sales” shall not be construed as a First Commercial Sale for such Indication in such country, provided that such sales are at or below cost.  For clarity, in countries where there is Pricing Approval, Licensed Product sales that are not subject to Pricing Approval shall not constitute a First Commercial Sale.

1.118.“First Option Research Plan” has the meaning set forth in Section 2.2.2 (Research Plans; First Option Target Program).

1.119.“First Option Target” means [**].

1.120.“First Option Target Program” means the Option Target Program with respect to the First Option Target, or if substituted according to Section 2.3.4 (Target Selection and Target Substitution; Target Substitution), the Initial Backup Option Target.

1.121.“FTE” means the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least [**] hours per Calendar Year) of work performing the applicable activities under this Agreement.  No additional payment shall be made with respect to any individual who works more than [**] hours per Calendar Year and any individual who devotes less than [**] hours per Calendar Year (or such other number as may be agreed by the

JGC) shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [**].

1.122.“FTE Costs” means, with respect to a Party for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of such Party performing the applicable activities under a Research Plan during such period.

1.123.“FTE Rate” means the applicable FTE rate set forth on Schedule 1.123 (FTE Rates) [**].

1.124.“[**]” means [**].

1.125.“[**]” means [**].

1.126.“Future Xilio Platform License” has the meaning set forth in Section 7.5.4 (Third Party Licenses and Patents; Platform In-Licenses).

1.127.“[**]” means [**].

1.128.“GLP” means the current good laboratory practices applicable from time to time to Development activities with respect to a Licensed Product or any intermediate thereof pursuant to Applicable Law.

1.129.“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

1.130.“Grantback License” has the meaning set forth in Section 11.7.2 (Transition of Option Licensed Products; Grantback License).

1.131.“[**]” means any Option Licensed Product (a) that [**], (b) that [**], and (c) that, [**].

1.132.“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.133.“HSR Filing” has the meaning set forth in Section 3.2.4(b)(1) (Options and Licenses for Option Target Programs; Antitrust Consents).

1.134.“Included FTE Costs and Expenses” means the sum of (a) all costs and expenses for the employee performing any applicable activities hereunder, including [**], (b) a pro rata allocation of [**] and (c) other [**], in any case ((a), (b) or (c)), whether [**].

1.135.“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the

FDA, (b) any equivalent of a United States Investigational New Drug Application in other countries or regulatory jurisdictions, (i.e., clinical trial application (CTA)) and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.136.“Indemnification Claim Notice” has the meaning set forth in Section 10.3.1 (Indemnification Procedures; Notice of Claim).

1.137.“Indemnified Party” has the meaning set forth in Section 10.3.1 (Indemnification Procedures; Notice of Claim).

1.138.“Indemnifying Party” has the meaning set forth in Section 10.3.1 (Indemnification Procedures; Notice of Claim).

1.139.“Indication” means, with respect to a Licensed Product, a use to which such Licensed Product is intended to be put for the treatment, prevention or amelioration of a distinct recognized disease or condition, or of a manifestation of a recognized disease or condition, or for the relief of symptoms associated with a recognized disease or condition, in each case for any size patient population, which, (a) for a Clinical Study for such Licensed Product, will be the use of such Licensed Product for which such Clinical Study is intended to determine safety or effectiveness and (b) if the Drug Approval Application for such Licensed Product is approved in the United States, will be reflected in the “Indications and Usage” section of labeling pursuant to 21 C.F.R. § 201.57(c)(2) (or comparable labeling section under Applicable Laws) or, to the extent applicable, any comparable labeling section outside the United States, in each case ((a) and (b)), subject to the following: (i) [**] (ii) [**]; (iii) [**].

1.140.“Indirect Taxes” has the meaning set forth in Section 6.16.2 (Taxes; Indirect Taxes).

1.141.“Inflation Reduction Act” means P.L. 117-169 (Aug. 16, 2022), as codified at 42 U.S.C. § 1320f, 42 U.S.C. § 1395w-3a and 42 U.S.C. § 1395w-114a (inter alia), as it may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.142.“Information” means all information and data of a technical, scientific, business or other nature, including know-how, technology, inventions, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, results, regulatory data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing, and quality control data and information, including study designs and protocols, information regarding reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.

1.143.“Information Report” means each of the Stage 1 Information Report, the Stage 2 Information Report, and Stage 3 Information Report, as applicable.

1.144.“Initial Backup Option Target” means [**].

1.145.“Initial Disclosure Schedules” has the meaning set forth in Section 9.2 (Representations and Warranties of Xilio as of the Effective Date).

1.146.“In-License Agreement” means any agreement between Xilio and a Third Party pursuant to which Xilio Controls any Collaboration Licensed IP or Option Licensed IP under which AbbVie is granted a sublicense or other right under this Agreement.

1.147.“Investor Rights Agreement” means the investor rights agreement attached as Exhibit B.

1.148.“Joint Governance Committee” or “JGC” has the meaning set forth in Section 5.1.1 (Joint Governance Committee; Formation).

1.149.“Joint IP” has the meaning set forth in Section 7.1.2 (Ownership of Intellectual Property; Ownership of Joint IP).

1.150.“Joint Know-How” has the meaning set forth in Section 7.1.2 (Ownership of Intellectual Property; Ownership of Joint IP).

1.151.“Joint Patents” has the meaning set forth in Section 7.1.2 (Ownership of Intellectual Property; Ownership of Joint IP).

1.152.“Knowledge” means, with respect to Xilio, [**]; provided that, [**].

1.153.“Large Biopharmaceutical Company” means any Person, including such Person’s Affiliates, that itself or through its Affiliate(s) Develops or Commercializes health care products intended for human use or consumption as its primary business that [**].

1.154.“License Option” has the meaning set forth in Section 3.2.1 (Options and Licenses for Option Target Programs; General).

1.155.“License Option Effective Date” has the meaning set forth in Section 3.2.5(b) (License Option Effective Date).

1.156.“License Option Exercise Data Package” means, with respect to each Option Target Program, (a) a data package containing all Information (to the extent not previously provided to AbbVie), findings, deliverables, analyses, results and copies of correspondence with Regulatory Authorities, in each case, arising from Xilio’s performance of the activities set forth in the Option Research Plan associated with such Option Target Program [**] and (b) a draft Bring-Down Disclosure Schedule as of the date of delivery of such data package.

1.157.“License Option Expiration Date” means the Stage 1 License Option Expiration Date, Stage 2 License Option Expiration Date or Stage 3 License Option Expiration Date, as applicable.

1.158.“License Option Period” has the meaning set forth in Section 3.2.3 (Options and Licenses for Option Target Programs; License Option Exercise).

1.159.“License Option Review Package” has the meaning set forth in Section 3.2.5(a) (License Option Effective Date; Procedures for License Options).

1.160.“Licensed Know-How” means, as applicable, any Collaboration Licensed Know-How or Option Licensed Know-How.

1.161.“Licensed Patent” means, as applicable, any Collaboration Licensed Patent and any Option Licensed Patent.

1.162.“Licensed Platform Know-How” means, as applicable, any Collaboration Licensed Platform Know-How and Option Licensed Platform Know-How.

1.163.“Licensed Platform Patent” means, as applicable, any Collaboration Licensed Platform Patent and Option Licensed Platform Patent.

1.164.“Licensed Product” means, as applicable, any Collaboration Licensed Product and any Option Licensed Product.

1.165.“Licensed Product Know-How” means, as applicable, the Collaboration Product Know-How and the Option Product Know-How.

1.166.“Licensed Product Patent” means any Collaboration Product Patent or Option Product Patent.

1.167.“Licensed Target” means the Collaboration Target or any Option Target for which AbbVie exercises its License Option.

1.168.“Licensed Target Information” has the meaning set forth in Section 8.1.1 (Confidentiality Obligations; Confidential Information).

1.169.“Licensed Therapeutics” means, as applicable, any Collaboration Licensed Therapeutic and any Option Licensed Therapeutic.

1.170.“[**]” means [**].

1.171.“Losses” has the meaning set forth in Section 10.1 (Indemnity; Indemnification of Xilio).

1.172.“Macromolecule” means [**].

1.173.“Make Available” and “Made Available” means, except where otherwise expressly required by this Agreement or the terms of the applicable agreement being provided,

providing or having provided to a Party a complete, unredacted and correct copy of any item required to be delivered directly or by making such item available without restrictions and freely downloadable and printable through a virtual data room to which such receiving Party has access (including each of such receiving Party’s employees and other representatives for whom such Party has reasonably requested access, in each case, subject to ARTICLE 8 (Confidentiality and Non-Disclosure)).

1.174.“Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, manufacture, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping and holding of any Licensed Therapeutic, any Licensed Product or any precursor, component or intermediate thereof, including process development, CMC Activities, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance and quality control, but excluding any activities directed to Commercialization or Development.

1.175.“Marketing Authorization Application” has the meaning set forth in Section 1.100 (definition of “Drug Approval Application”).

1.176.“[**]” means [**].

1.177.“Material” means any biological, chemical or other physical substance, including cells, cell lines, reagents, plasmids, proteins, assays, and compounds.

1.178.“Maximum Fair Price” has the meaning set forth in Section 1191(c)(3) of the Social Security Act.

1.179.“Medicare Price” means, with respect to a Licensed Product, the average negotiated price (as defined in Section 1860D-2(d) of the Social Security Act) under prescription drug plans or MA-PD plans for such Licensed Product during the plan year immediately prior to the Initial Price Applicability Year (as defined in Section 1191(b)(1) of the Social Security Act).

1.180.“Milestone Event” has the meaning set forth in Section 6.7 (Development and Regulatory Milestone Events).

1.181.“Milestone Payment” has the meaning set forth in Section 6.7 (Development and Regulatory Milestone Events).

1.182.“Mono Product” has the meaning set forth in Section 1.183 (definition of “Net Sales”).

1.183.“Net Sales” means, [**].

1.184.“Opt-In” means opting into the jurisdiction of Unified Patent Court, such as through withdrawal under Article 83(4) of the Agreement on a Unified Patent Court between the participating member states of the European Union (2013/C 175/01) of the Opt-Out of a Patent.

1.185.“Opt-Out” means opting out of the jurisdiction of Unified Patent Court, such as the opt-out of a Patent from the exclusive competence of the Unified Patent Court under

Article 83(3) of the Agreement on a Unified Patent Court between the participating member states of the European Union (2013/C 175/01).

1.186.“Option Exercise Date” has the meaning set forth in Section 3.2.3 (Options and Licenses for Option Target Programs; License Option Exercise).

1.187.“Option Exercise Notice” means a written notice from AbbVie to Xilio of AbbVie’s exercise of the License Option with respect to an Option Target Program.

1.188.“Option Exercise Payment” has the meaning set forth in Section 6.3 (Option Exercise Payment).

1.189.“Option Extension Notice” has the meaning set forth in Section 3.2.2 (Options and Licenses for Option Target Programs; License Option Extension).

1.190.“Option Extension Payment” has the meaning set forth in Section 6.4 (Option Extension Payments).

1.191.“Option Licensed IP” means the Option Licensed Patents and the Option Licensed Know-How.

1.192.“Option Licensed Know-How” means, with respect to each Option Target Program, all Information (including the Xilio Platform Know-How and Xilio’s interest in any Joint Know-How) that is Controlled by Xilio or any of its Affiliates as of the Effective Date or at any time during the Term, that is (a) not generally known and (b) [**] to Exploit the Option Licensed Therapeutics or Option Licensed Products associated with such Option Target Program in the Field in the Territory.

1.193.“Option Licensed Materials” means, with respect to each Option Target Program, all Materials that are Controlled by Xilio or any of its Affiliates as of the Effective Date or at any time during the Term that [**] to Exploit the applicable Option Licensed Therapeutics or Option Licensed Products in the Field in the Territory.

1.194.“Option Licensed Patents” means, with respect to each Option Target Program, all Patents that are (a) Controlled by Xilio or any of its Affiliates as of the Effective Date or at any time during the Term [**] and (b) [**] to Exploit the applicable Option Licensed Therapeutics or Option Licensed Products in the Field in the Territory. [**].

1.195.“Option Licensed Platform Know-How” means all Option Licensed Know-How that (a) [**] and (b) is not Option Product Know-How.

1.196.“Option Licensed Platform Patent” means all Option Licensed Patents that (a) [**] and (b) are not Option Product Patents.

1.197.“Option Licensed Product” means any product containing an Option Licensed Therapeutic, [**].

1.198.“Option Licensed Target Information” has the meaning set forth in Section 8.1.1 (Confidentiality Obligations; Confidential Information).

1.199.“Option Licensed Therapeutics” means, with respect to each Option Target Program and an Option Target, (a) [**] and (b) any backups, follow-ons, modifications, enhancements, improvements, derivatives or optimizations of or to the [**] described in clause (a), in each case ((a) and (b)), that are [**].

1.200.“Option Product Know-How” means all Option Licensed Know-How that [**] (a) an Option Licensed Therapeutic or Option Licensed Product, (b) [**], (c) [**] or (d) the Exploitation of a therapeutic or product containing a [**] described in the foregoing clause ((a), (b) or (c)) in the Field in the Territory.

1.201.“Option Product Patents” means all Option Licensed Patents that [**] (a) (i) an Option Licensed Therapeutic or Option Licensed Product, (ii) [**] or (iii) [**] or (b) the Exploitation of a therapeutic or product [**] in the Field in the Territory.

1.202.“Option Research Plan” means the First Option Research Plan and each Additional Option Research Plan.

1.203.“Option Research Term” means, with respect to each Option Target Program, the period commencing on [**] ending upon the earliest of [**] and [**] after the commencement of the applicable Option Research Term.

1.204.“Option Target” means each Target that is designated pursuant to Section 2.3 (Target Selection and Target Substitution) as the “Option Target” with respect to an Option Target Program, until and unless such Option Target has been substituted with the Backup Option Target associated with such Option Target Program in accordance with pursuant to Section 2.3.4 (Target Selection and Target Substitution; Target Substitution) or this Agreement is terminated with respect to such Option Target Program pursuant to Section 11.2 (Termination).

1.205.“Option Target Program” means a program for the conduct of Development activities with respect to any Option Target pursuant to an Option Research Plan.  For clarity, each of the First Option Target Program and Additional Option Target Programs shall be deemed an Option Target Program.

1.206.“Option Target Substitution Period” has the meaning set forth in Section 2.3.4 (Target Selection and Target Substitution; Target Substitution).

1.207.“Other Active Ingredients” has the meaning set forth in Section 1.77 (definition of “Combination Product”).

1.208.“[**]” means [**].

1.209.“Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the Accounting Standards consistently applied) by a Party (or its Affiliate) incurred in the conduct of any applicable activities under this Agreement, including costs for independent contractors engaged as permitted under this

Agreement; provided that Out-of-Pocket Costs shall not include costs for general overhead, postage, communications, photocopying, printing or internet expense, professional dues, operating supplies, printers, photocopiers, fax machines or other office equipment, laboratory equipment, computers or computer service charges or any costs that are subsumed within the definition of Included FTE Costs and Expenses.

1.210.“Owned Patents” has the meaning set forth in Section 9.3.5 (Additional Representations and Warranties of Xilio).

1.211.“Party” and “Parties” have the meaning set forth in the preamble hereto.

1.212.“Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.213.“[**]” has the meaning set forth in Section [**].

1.214.“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.215.“Personal Data” means (a) all information identifying, or in combination with other information, identifiable to an individual, including pseudonymized (key-coded) clinical data containing such information and (b) any other information that is governed, regulated or protected by one (1) or more Data Security and Privacy Laws.

1.216.“Phase 1 Clinical Trial” means a Clinical Study of a Licensed Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. § 312.21(a), as amended.

1.217.“Phase 2 Clinical Trial” means a Clinical Study of a Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(b), as amended.

1.218.“Phase 3 Clinical Trial” means a Clinical Study of a Licensed Product on a sufficient number of subjects in an indicated patient population that is designed to, or does, establish that a Licensed Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to, or does, support marketing approval of such Licensed Product, including all tests and studies that are required by the FDA from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(c), as amended.

1.219.“PHSA” means the United States Public Health Service Act, as amended from time to time.

1.220.“Pre-Existing Entities” has the meaning set forth in Section 3.9.4(c) (Exclusivity; Exceptions).

1.221.“[**]” means, [**].

1.222.“Price Applicability Period” has the meaning set forth in Section 1191(b)(2) of the Social Security Act.

1.223.“Pricing Approval” means, with respect to a Licensed Product, in any country where a Regulatory Authority or other Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of reimbursement authorization or pricing approval or determination (as the case may be) for such Licensed Product in such country.

1.224.“Privacy and Security Obligations” has the meaning set forth in Section 9.2.19 (Representations and Warranties of Xilio as of the Effective Date).

1.225.“Processing” (or its conjugates) means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alternation, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

1.226.“Product Infringement” has the meaning set forth in Section 7.3.1 (Enforcement of Patents; Notice).

1.227.“Product Labeling” means, with respect to a Licensed Product in a country or other jurisdiction in the Territory, (a) the Regulatory Authority-approved full prescribing information for such Licensed Product for such country or other jurisdiction, including any required patient information and (b) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for such Licensed Product in such country or other jurisdiction.

1.228.“Product Trademark” means the Trademark(s) to be used by AbbVie or its Affiliates or its or their respective Sublicensees for the Development or Commercialization of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any Trademarks that include any corporate name or logo of the Parties or their Affiliates).

1.229.“Proposed Target” has the meaning set forth in Section 2.3.5(b) (Designation of Option Targets for Additional Option Target Programs; Procedures).

1.230.“[**]” means [**].

1.231.“Purchase Agreement” means the stock purchase agreement attached as Exhibit A.

1.232.“Receiving Party” has the meaning set forth in Section 8.1.1 (Confidentiality Obligations; Confidential Information).

1.233.“Region” means each of the following regions of the world, including countries in such regions: [**].

1.234.“Registrational Clinical Trial” means a Clinical Study of a Licensed Product on a sufficient number of subjects that, prior to commencement of such Clinical Study, satisfies both of the following ((a) and (b)): (a) such trial is designed to adequately and is well-controlled to establish that such Licensed Product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which Clinical Study is intended to support Regulatory Approval of such Licensed Product, or a similar Clinical Study prescribed by the FDA; and (b) such Clinical Study is designed to be a registration trial sufficient to support the filing of an application for a Regulatory Approval for such Licensed Product in the U.S., as evidenced by (i) an agreement with or statement from the FDA on a Special Protocol Assessment or equivalent or (ii) other written guidance or minutes issued by the FDA for such registration trial.

1.235.“Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, any and all approvals (including approvals of Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority to commercially distribute, sell and market a Licensed Product in such country or other jurisdiction, including, where applicable, (a) commercially reasonable pricing or reimbursement approval in such country or other jurisdiction, (b) pre-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (c) approval of Product Labeling.

1.236.“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local governmental or regulatory authority, agency, department, bureau, commission, council or other entities (e.g., the FDA and EMA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement.

1.237.“Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations, and approvals

(including Regulatory Approvals) and (b) correspondence, information packages and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files.

1.238.“Regulatory Exclusivity Period” means, with respect to a Licensed Product in any country or other jurisdiction in the Territory, a market protection, other than Patent-related protection, granted by a Regulatory Authority in such country or other jurisdiction that (a) confers an exclusive Commercialization period during which AbbVie or its Affiliates or Sublicensees have the exclusive right to market and sell such Licensed Product in such country or other jurisdiction or (b) prohibits a Person from (i) relying on safety or efficacy data generated by or on behalf of a Party with respect to such Licensed Product in an application for Regulatory Approval of a Biosimilar Product or (ii) otherwise submitting such an application or obtaining such Regulatory Approval, in each case (a) and (b), for all Indications approved by such Regulatory Authority.

1.239.“Research Plan” means, as applicable, the Collaboration Research Plan or each of the Option Research Plans.

1.240.“Research Term” means, as applicable, the Collaboration Research Term or each of the Option Research Terms.

1.241.“Royalty Claim” means, with respect to a Licensed Product in a country or other jurisdiction, a Valid Claim of [**], in each case, in such country or other jurisdiction that [**] of the Licensed Therapeutic contained in such Licensed Product in such country or other jurisdiction.

1.242.“Royalty Term” means, with respect to each Licensed Product and each country or other jurisdiction in the Territory, the period beginning on the First Commercial Sale of such Licensed Product in such country or other jurisdiction and ending on the latest to occur of: (a) the expiration, invalidation, irretrievable lapse, revocation, dedication to the public, disclaimer, cancellation or abandonment date of the last Royalty Claim [**] in such country or jurisdiction; (b) the expiration of the Regulatory Exclusivity Period in such country or jurisdiction for such Licensed Product; and (c) the [**] anniversary of First Commercial Sale of such Licensed Product in such country or jurisdiction; provided that [**] provided further that [**].

1.243.“Sales Milestone Event” has the meaning set forth in Section 6.8 (Sales Milestone Events).

1.244.“Sales Milestone Payment” has the meaning set forth in Section 6.8 (Sales Milestone Events).

1.245.“Securitization Transaction” has the meaning set forth in Section 12.3.2 (Assignment; Securitization Transaction).

1.246.“Selected Drug” means a drug selected under the Drug Price Negotiation Program, as described in Section 1192 of the Social Security Act.

1.247.“Senior Officer” means, (a) with respect to Xilio, its [**] and (b) with respect to AbbVie, [**].

1.248.“Settlement Sublicensee” means any Third Party to whom AbbVie or its Affiliates or Sublicensees grants a sublicense to settle or avoid litigation or any Patent dispute related to (a) the alleged infringement by a Third Party with respect to the Exploitation of a Licensed Product or a Biosimilar Product or (b) the alleged non-infringement, invalidity or unenforceability of, or challenge against, any Patents covering or claiming a Licensed Product.

1.249.“Stage 1 Activities” means, with respect to each Option Target Program, [**].

1.250.“Stage 1 Information Report” means, with respect to each Option Target Program, [**].

1.251.“Stage 1 License Option Expiration Date” means, with respect to each Option Target Program, the [**] following delivery to AbbVie of a Stage 1 Information Report that contains all of the Information (including Additional Information in accordance with Section 1.250(b) (definition of “Stage 1 Information Report”)) required to be therein.

1.252.“Stage 2 Activities” means, with respect to each Option Target Program, [**].

1.253.“Stage 2 Information Report” means, with respect to each Option Target Program, [**].

1.254.“Stage 2 License Option Expiration Date” means, with respect to each Option Target Program, the [**] following delivery to AbbVie of a Stage 2 Information Report that contains all of the Information (including Additional Information in accordance with Section 1.253(b) (definition of “Stage 2 Information Report”)) required to be therein.

1.255.“Stage 3 Activities” means, with respect to each Option Target Program, [**].

1.256.“Stage 3 Information Report” means, with respect to each Option Target Program, [**].

1.257.“Stage 3 License Option Expiration Date” means the [**] following delivery to AbbVie of a Stage 3 Information Report that contains all of the Information (including Additional Information in accordance with Section 1.256(b) (definition of “Stage 3 Information Report”)) required to be therein.

1.258.“Stage 4 Activities” means, with respect to each Option Target Program, those activities identified under the “Remaining IND-Enabling Activities” heading in the Option Research Plan associated with such Option Target Program[**].

1.259.“[**]” has the meaning set forth in [**].

1.260.“Sublicensee” means a Person, other than an Affiliate or a Distributor, that is granted a sublicense (or further right of reference) by AbbVie or its Affiliate under the grants in Section 3.1 (License for Collaboration Target Program).

1.261.“Substitute Option Target” has the meaning set forth in Section 2.3.4 (Target Selection and Target Substitution; Target Substitution).

1.262.“Substitution Fee” has the meaning set forth in Section 6.6 (Substitution Fee).

1.263.“Substitution Right” has the meaning set forth in Section 2.3.4 (Target Selection and Target Substitution; Target Substitution).

1.264.“Surviving Provisions” has the meaning set forth in Section 11.9.2 (Accrued Rights; Surviving Obligations; Surviving Provisions).

1.265.“Target” means (a) a specific biological molecule that is identified by a NCBI Gene ID or by its amino acid or nucleic acid sequence, (b) any naturally occurring mutant or allelic variant of a molecule disclosed in clause (a), including transcriptional and posttranscriptional isoforms (e.g., alternative splice variants), and post-translational modification variants (e.g., protein processing, maturation and glycosylation variants) and (c) truncated forms (including fragments thereof) which have a biological function substantially identical to that of any biological molecules disclosed in clause ((a) or (b)).

1.266.“[**]” means [**].

1.267.“Target Program” means, as applicable, the Collaboration Target Program or each Option Target Program.

1.268.“Term” has the meaning set forth in Section 11.1 (Term and Expiration).

1.269.“Terminated Products” means, for a Terminated Program, all Licensed Therapeutics and Licensed Products for the Collaboration Target or Option Target, as applicable, of such Terminated Program.

1.270.“Terminated Program” has the meaning set forth in Section 11.6.2 (Consequences of Termination; Termination in a Terminated Territory or for Terminated Programs).

1.271.“Terminated Territory” means each Region with respect to which this Agreement is terminated by Xilio pursuant to Section 11.2.1(b) (Material Breach; Material Breach by AbbVie) or by AbbVie pursuant to Section 11.2.2(a) (Termination; Termination by AbbVie), or, if this Agreement is terminated in its entirety, the entire Territory.

1.272.“Territory” means the entire world other than the Terminated Territory.

1.273.“Third Party” means any Person other than Xilio, AbbVie and their respective Affiliates.

1.274.“Third Party Claims” has the meaning set forth in Section 10.1 (Indemnity; Indemnification of Xilio).

1.275.“Third Party Infringement Claim” has the meaning set forth in Section 7.4.1 (Infringement Claims by Third Parties).

1.276.“Third Party Payments” has the meaning set forth in Section 6.9.4 (Royalties; Third Party Payments).

1.277.“Third Party Rights” has the meaning set forth in Section 7.5.1 (Third Party Licenses and Patents; Notice).

1.278.“Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.279.“Transferred Inventory” has the meaning set forth in Section 3.4.3 (Xilio Obligations).

1.280.“Transition Agreement” has the meaning set forth in Section 11.7.1 (Transition of Option Licensed Products; General).

1.281.“Unencumbered Target” means, unless otherwise agreed in writing by Xilio, a Target that is not PSMA and for which Xilio (a) [**] or (b) [**].

1.282.“[**]” means [**].

1.283.“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.284.“Valid Claim” means a claim of (a) any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (i) irretrievable lapse, abandonment, revocation, cancellation, dedication to the public or disclaimer or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal or (b) a pending Patent application that is filed and prosecuted in good faith and no more than [**] have elapsed from its earliest priority date; provided that [**].  For clarity, a holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal means a holding, finding or decision from which no appeal (other than a petition to the United States Supreme Court for a writ of certiorari or a similar appeal the consideration of which is subject to the discretion of the higher court) can be or has been taken.

1.285.“Voting Stock” has the meaning set forth in Section 1.53 (definition of “Change in Control”).

1.286.“Withholding Amount” has the meaning set forth in Section 6.16.1 (Taxes; Withholding Taxes).

1.287.“Withholding Party” has the meaning set forth in Section 6.16.1 (Taxes; Withholding Taxes).

1.288.“Working Group” has the meaning set forth in Section 5.3 (Collaboration Management; Working Groups).

1.289.“Xilio” has the meaning set forth in the preamble hereto.

1.290.“Xilio Cure Period” has the meaning set forth in Section 11.2.1(a) (Termination; Material Breach by Xilio).

1.291.“Xilio Default Notice” has the meaning set forth in Section 11.2.1(a) (Termination; Material Breach by Xilio).

1.292.“Xilio Indemnitees” has the meaning set forth in Section 10.1 (Indemnity; Indemnification of Xilio).

1.293.“Xilio Parent” has the meaning set forth in the preamble hereto.

1.294.“Xilio Platform IP” means all Xilio Platform Patents and Xilio Platform Know-How.

1.295.“Xilio Platform Know-How” means all Information [**] that [**] and (c) is not Licensed Product Know-How.

1.296.“Xilio Platform Patents” means all Patents [**] that [**] and (c) not Licensed Product Patents.

1.297.“Xilio Platform Technology” means [**].

ARTICLE 2

COLLABORATION TARGET PROGRAM AND OPTION TARGET PROGRAMS

2.1.General. The Parties will collaborate with the goal of Developing one (1) or more Licensed Therapeutics and Licensed Products [**] under the Collaboration Target Program.  The Parties will further collaborate with the goal of Developing additional Licensed Therapeutics and Licensed Products [**] under the First Option Target Program.  The Parties may also collaborate to Develop additional Licensed Therapeutics and Licensed Products [**] under up to two (2) additional Option Target Programs.

2.2.Research Plans.

2.2.1.Collaboration Target Program.  With respect to the Collaboration Target Program, the Parties have agreed to a written plan attached hereto as Schedule 2.2.1 (Collaboration Research Plan) setting forth (a) detailed descriptions of the Development activities to be performed by or on behalf of Xilio during the Collaboration Research Term in furtherance of discovering and Developing Collaboration Licensed Therapeutics and Collaboration Licensed Products, (b) [**], (c) [**] and (d) [**] (such written plan, the “Collaboration Research Plan”).

2.2.2.First Option Target Program.  With respect to the First Option Target Program, the Parties have agreed to a written plan attached hereto as Schedule 2.2.2 (First Option Research Plan) setting forth (a) detailed descriptions of the Development activities to be performed by Xilio during the applicable Option Research Term in furtherance of discovering and Developing Option Licensed Therapeutics and the Option Licensed Products associated with the First Option Target, (b) [**] and (c) [**] (such written plan, the “First Option Research Plan”).

2.2.3.Additional Option Target Programs.  Subject to Section 2.3 (Target Selection and Target Substitution), AbbVie shall have the right, but not the obligation, to add up to two (2) additional Option Target Programs (each such additional Option Target Program, an “Additional Option Target Program”) by providing Xilio with written notice of its desire to add an Additional Option Target Program (such notice, the “Additional Option Target Program Notice”).  [**] the Parties shall agree, in accordance with Section 5.1.2 (Joint Governance Committee; Responsibilities), upon a plan setting forth (a) detailed descriptions of the Development activities to be performed by Xilio during the applicable Option Research Term in furtherance of discovering and Developing Option Licensed Therapeutics and the Option Licensed Products associated with such Option Target, (b) [**] and (c) [**] (each, an “Additional Option Research Plan”).  AbbVie shall pay to Xilio the Additional Option Target Program Fee in accordance with Section 6.5 (Additional Option Target Program Fee).

2.3.Target Selection and Target Substitution.

2.3.1.Collaboration Target Program.  The Target for the Collaboration Target Program is [**] (“Collaboration Target”).

2.3.2.First Option Target Program.  Subject to AbbVie’s Substitution Right set forth in Section 2.3.4 (Target Selection and Target Substitution; Target Substitution), the Option Target for the First Option Target Program is the First Option Target.  The Backup Option Target for the First Option Target Program is the Initial Backup Option Target.

2.3.3.Additional Option Target Program.  For each Additional Option Target Program, [**] designate an Option Target and a Backup Option Target on or before the third (3rd) anniversary of the Effective Date [**].

2.3.4.Target Substitution.  On an Option Target Program-by-Option Target Program basis, (a) with respect to the First Option Target Program, during the time period following [**] and (b) with respect to any Additional Option Target Program, during the time period following [**] (each such time period in ((a) and (b)), “Option Target Substitution

Period”), AbbVie shall have a one (1)-time right in its sole discretion to substitute the initially designated Option Target for such Option Target Program with the Backup Option Target associated with such Option Target Program, by providing Xilio with a written notice to trigger substitution (each Backup Option Target that is substituted for the initially designated Option Target pursuant to this Section 2.3.4 (Target Selection and Target Substitution; Target Substitution), a “Substitute Option Target” and such substitution right for each Option Target Program, a “Substitution Right”).

(a)Upon Xilio’s receipt of a written notice from AbbVie exercising the Substitution Right for an Option Target Program within the applicable Option Target Substitution Period, the Parties, through the JGC, shall discuss and agree upon a new Option Research Plan for the applicable Substitute Option Target, and AbbVie shall pay to Xilio the Substitution Fee in accordance with Section 6.6 (Substitution Fee).

(b)After AbbVie’s exercise of its Substitution Right for an Option Target Program, the Substitute Option Target for such Option Target Program shall become the Option Target for such Option Target Program for all purposes hereunder (except that it cannot be further replaced), and this Agreement will terminate in all respects as to such replaced Option Target, and AbbVie will have no rights, and Xilio will have no obligations, with respect to such replaced Option Target on and after the date of AbbVie’s exercise of such Substitution Right for such Option Target Program.  For clarity, an Option Research Plan, upon approval by the JGC for a Substitute Option Target, shall become, as applicable, a First Option Research Plan or an Additional Option Research Plan for all purposes hereunder.

(c)On an Option Target Program-by-Option Target Program basis, this Agreement will terminate with respect to any Backup Option Target that has not become a Substitute Option Target before the expiration of the Option Target Substitution Period for such Option Target Program, and AbbVie will have no rights, and Xilio will have no obligations, with respect to such Backup Option Target on and after such expiration date.

2.3.5.Designation of Option Targets for Additional Option Target Programs.

(a)General.  [**].

(b)Procedures. Each of AbbVie’s Additional Option Target Program Notices to Xilio shall identify the Targets that AbbVie desires to become the Option Target and the Backup Option Target for such Additional Option Target Program (each such Target, a “Proposed Target”).  The identity of such Proposed Targets shall be deemed the Confidential Information of AbbVie and shall only be disclosed to employees, directors, consultants, agents or advisors (including outside counsel) of Xilio who have a need to know such information in order to determine whether such Proposed Targets are Unencumbered Targets and are under an obligation of confidentiality no less restrictive than ARTICLE 8 (Confidentiality and Non-Disclosure). [**] Xilio shall either confirm that each Proposed Target is an Unencumbered Target or notify AbbVie that such Proposed Target is not an Unencumbered Target. If Xilio does not notify AbbVie that a Proposed Target is not an Unencumbered Target [**], then such Proposed

Target shall automatically be deemed an Unencumbered Target.  If Xilio informs AbbVie that a Proposed Target is not an Unencumbered Target, then [**].

2.4.Conduct of Research Plans. With respect to each Collaboration Research Plan and Option Research Plan, except for [**], and subject to [**], during the applicable Research Term, Xilio shall perform all Development activities set forth in the applicable Research Plan by [**].  Each Party shall perform all of its Development activities under each Research Plan in good scientific manner and in compliance with all Applicable Law.  Notwithstanding the foregoing, the Parties recognize the scientific uncertainty involved in pharmaceutical Development and agree that there is no guarantee that any stated objective in a Research Plan will be achievable.

2.5.Review and Amendment. The JGC shall review each Research Plan [**] for the purpose of considering appropriate amendments thereto, and either Party, through its representatives on the JGC, may propose amendments to a Research Plan at any time.  No amendment to any Research Plan shall be effective unless and until approved by the JGC or pursuant to Section 5.2.4 (General Provisions Applicable to the JGC; Decision-Making), if applicable.

2.6.Xilio Obligations to Perform Activities.With respect to each Research Plan during the applicable Research Term, subject to Section 2.4 (Conduct of Research Plans), Xilio is required to conduct each specified activity therein [**] unless the conduct of an activity [**] set forth in the applicable Research Plan, provided that if [**].  If the performance of an activity [**] set forth in a applicable Research Plan.

2.7.[**] Progress Reports; Updates. [**] Xilio shall provide to the JGC a detailed report describing the Development activities conducted and results obtained under each Research Plan since the previous report (or, with respect to the first such report, since the beginning of the Research Term), and the Development activities anticipated to be conducted [**] with respect to the Collaboration Target or Option Target, as applicable.

2.8.Information Reports and License Option Exercise Data Package.  With respect to each Option Target Program, Xilio shall deliver to AbbVie the applicable Information Reports and License Option Exercise Data Package according to the following:

2.8.1.Stage 1 Information Report [**] Stage 1 Activities included in an Option Research Plan [**];

2.8.2.Stage 2 Information Report [**] Stage 2 Activities included in an Option Research Plan [**];

2.8.3.Stage 3 Information Report [**] Stage 3 Activities included in an Option Research Plan [**]; and

2.8.4.License Option Exercise Data Package [**] Stage 4 Activities, included in an Option Research Plan and [**].

2.8.5.[**] AbbVie shall have the right to review such Information Report or License Option Exercise Data Package, as applicable [**]. Additionally, notwithstanding any provision to the contrary set forth in this Agreement, [**].

2.8.6.If an Option Research Term for an Option Target Program [**] under the applicable Option Research Plan for such Option Target Program, then [**] after the expiration of the applicable Option Research Term, Xilio shall [**].

2.9.Manufacturing. Xilio shall be responsible for [**]; provided that, (i) with respect to the Collaboration Target Program, [**] and (ii) with respect to the Option Licensed Therapeutics [**]. Additionally, on an Option Target Program-by-Option Target Program basis, to the extent set forth in the applicable Option Research Plan, [**].

2.10.Subcontracting. Xilio shall [**] except (a) to any [**] or (b) to the extent applicable, to [**] provided that [**].

2.11.Development Records. Xilio shall, and shall cause its Affiliates to, maintain, in good scientific manner, complete and accurate books and records pertaining to its Development activities under the Research Plans, in sufficient detail to verify compliance with its obligations under this Agreement and which books and records shall (a) be appropriate for Patent and regulatory purposes, (b) be kept and maintained in compliance with Applicable Law, (c) properly reflect all work done and results achieved in the performance of its activities hereunder and (d) not include or be commingled with records of activities outside the scope of this Agreement.  Xilio shall, or shall cause its Affiliates, as applicable, to retain such books and records for [**] or for such longer period as may be required by Applicable Law.  Upon AbbVie’s written request [**], Xilio shall provide AbbVie copies of the records Xilio has maintained pursuant to this Section 2.11 (Development Records) and AbbVie shall have the right, during normal business hours and upon reasonable advanced written notice, to inspect and copy all records maintained pursuant to this Section 2.11 (Development Records); provided that (i) AbbVie shall maintain any Confidential Information of Xilio in such records in confidence in accordance with ARTICLE 8 (Confidentiality and Non-Disclosure) and (ii) AbbVie shall not have the right to request copies of records or to exercise its inspection and copy right with respect to records relating to an Option Target after the end of the License Option Period for such Option Target if AbbVie does not exercise its License Option for such Option Target.

2.12.Expenses. Except as expressly set forth under this Agreement or otherwise agreed in writing by the Parties, Xilio shall be responsible for and shall bear all costs and expenses necessary to perform its obligations under each Research Plan and this ARTICLE 2 (Collaboration Target Program and Option Target Programs).

2.13.AbbVie Proprietary Materials. AbbVie shall provide to Xilio the AbbVie Proprietary Materials in the quantities and on the timeline set forth in the applicable Research Plan.  AbbVie may provide to Xilio certain other AbbVie Proprietary Materials from time to time as set forth in a Research Plan or otherwise agreed by the Parties.  Except for the licenses granted to Xilio pursuant to Section 3.5 (Grant of Rights to Xilio), AbbVie shall retain all rights, title and interests in and to the AbbVie Proprietary Materials.  Xilio agrees that, except as expressly permitted under the applicable Research Plan or otherwise agreed by the Parties: (a) it shall not use the AbbVie Proprietary Materials for any purpose other than for the conduct of the applicable Research Plan; (b) it shall not make or attempt to make any analogues, progeny, expression products, mutants, replicates, derivatives, modifications, enhancements or improvements to, or reverse engineer, the AbbVie Proprietary Materials except as necessary to perform activities under the applicable Research Plan; (c) it shall use the AbbVie Proprietary Materials in compliance with Applicable Law; (d) it shall not transfer any AbbVie Proprietary Materials to a Third Party [**] in connection with the conduct of the applicable Research Plan unless such transfer is expressly provided for in the applicable Research Plan; and (e) upon completion of the applicable Research Plan, or the expiration or earlier termination of this Agreement, in each case, with respect to a Licensed Therapeutic or Licensed Product, or if otherwise requested by AbbVie, Xilio shall, if and as instructed by AbbVie, either destroy or return all remaining AbbVie Proprietary Materials.  Xilio shall use the same degree of care and efficiency with respect to such AbbVie Proprietary Materials in the conduct of each Research Plan as used by Xilio with respect to its own materials in the conduct of its own activities.

2.14.AbbVie Step-In Rights.  If Xilio is in material breach of its obligations to perform the activities set forth in any Option Research Plan and fails to cure such breach following written notice from AbbVie [**] AbbVie itself may step-in and perform the outstanding activities under all remaining stages in such Option Research Plan (the “Step-In Right”) [**].

2.15.Regulatory Activities.

2.15.1.Collaboration Target Program.  AbbVie shall lead all interactions with any Regulatory Authority regarding any Collaboration Licensed Therapeutic or Collaboration Licensed Product. [**].

2.15.2.Option Target Programs.  During the Option Research Term for a given Option Target Program, Xilio shall [**] and AbbVie shall have the right to attend such meeting to the extent permitted under Applicable Law. In addition, [**] Xilio may engage in any other meeting, conference or discussion with FDA or other Regulatory Authority regarding any Option Licensed Product that is the subject of such Option Target Program, provided that [**]. Xilio shall provide AbbVie with copies of the minutes or summaries of any such meetings, conferences or discussions with FDA regarding any Option Licensed Product, to the extent provided by or to FDA. Following the License Option Effective Date for an Option Target Program, AbbVie will be responsible for any meeting, conference or discussion with any Regulatory Authority regarding any Option Licensed Therapeutic or Option Licensed Product that is the subject of such Option Target Program. [**].

ARTICLE 3

GRANT OF RIGHTS; OPTION; EXCLUSIVITY

3.1.License for Collaboration Target Program.  Xilio (on behalf of itself and its Affiliates) hereby grants to AbbVie and its Affiliates an exclusive (even as to Xilio and its Affiliates), sublicensable (through multiple tiers of Sublicensees), transferable (in accordance with Section 12.3 (Assignment)) license under the Collaboration Licensed IP to Exploit the

Collaboration Licensed Therapeutics and the Collaboration Licensed Products in the Field in the Territory (the “AbbVie Collaboration License”). [**].

3.2.Options and Licenses for Option Target Programs.

3.2.1.General.  On an Option Target Program-by-Option Target Program basis, Xilio (on behalf of itself and its Affiliates) hereby grants to AbbVie, a fully paid-up, irrevocable and exclusive (even as to Xilio and its Affiliates), transferable (in accordance with Section 12.3 (Assignment)) option (each such option for an Option Target Program, a “License Option”) to obtain, and hereby upon the License Option Effective Date for such Option Target Program grants, an exclusive (even as to Xilio and its Affiliates), sublicensable (through multiple tiers of Sublicensees), transferable (in accordance with Section 12.3 (Assignment)) license under all Option Licensed IP associated with such Option Target Program to Exploit Option Licensed Therapeutics and the Option Licensed Products, [**] (each such license for an Option Target Program, an “AbbVie Option License”).  [**]. Notwithstanding any provision to the contrary set forth in this Section 3.2.1 (Options and Licenses for Option Target Programs; General), Xilio hereby grants to AbbVie, (i) [**] a co-exclusive (with Xilio), sublicensable (solely to Affiliates and Third Party contractors conducting activities on behalf of AbbVie) license under all Option Licensed IP necessary or reasonably useful to Manufacture the Option Licensed Therapeutics and Option Licensed Products that are the subject of such Option Target Program; and (ii) [**].

3.2.2.License Option Extension.  [**] with respect to an Option Target Program, AbbVie shall have until the then-current applicable License Option Expiration Date for such Option Target Program to provide a written notice to Xilio of its desire to extend the License Option Period for such Option Target Program (“Option Extension Notice”).  If AbbVie does not extend the Applicable Option Expiration Date for a given Option Target Program pursuant to this Section 3.2.2 (Options and Licenses for Option Target Programs; License Option Extension), then such Option Target Program shall terminate in accordance with Section 11.6.2 (Termination in a Terminated Territory or for Terminated Programs), and the License Option for such Option Target Program will automatically terminate as of such expiration date.  On an Option Target Program-by-Option Target Program basis, AbbVie shall pay Xilio the Option Extension Payment in accordance with Section 6.4 (Option Extension Payment) after providing an Option Extension Notice.

3.2.3.License Option Exercise.  On an Option Target Program-by-Option Target Program basis, AbbVie shall have the right to exercise the License Option for an Option Target Program by giving Xilio an Option Exercise Notice (such date of delivery of the Option Exercise Notice, the “Option Exercise Date”) at any time during the time period commencing (a) with respect to the First Option Target Program, on the Effective Date and (b) with respect to any Additional Option Target Program, following AbbVie’s delivery of an Additional Option Target Program Notice to Xilio with respect to such Additional Option Target Program, and, in each case ((a) and (b)), ending on the Applicable Option Expiration Date for such Option Target Program (such time period, the “License Option Period”).  Upon delivery by AbbVie of an Option Exercise Notice to Xilio for an Option Target Program, Section 6.3 (Option Exercise Payment) shall apply with respect to such Option Target Program.

3.2.4.Antitrust Consents.

(a)With respect to each License Option, if AbbVie [**] determines [**] that the expiration or termination of waiting periods, in each case, pursuant to applicable Antitrust Laws (the “Antitrust Consents”) are required before the licenses contemplated by such License Option may become effective, then AbbVie shall provide such Option Exercise Notice to Xilio [**].

(b)With respect to each License Option for which AbbVie determines that Antitrust Consents are required (each, an “Antitrust Consent Option”):

(1)The Parties shall each, as soon as practicable after AbbVie delivers the Option Exercise Notice, use reasonable best efforts to (i) file, or cause to be filed, any documents necessary for the licenses contemplated by such License Option to become effective and (ii) obtain any necessary actions, nonactions, waivers, consents, clearances, decisions, declarations or approvals; provided that the Parties shall each file with the U.S. Federal Trade Commission and the U.S. Department of Justice any notifications required to be filed under the HSR Act (the “HSR Filing”) within [**] (or such longer period as may reasonably be requested by AbbVie) after AbbVie provides the Option Exercise Notice [**].

(2)In furtherance of this Section 3.2.4(b) (Options and Licenses for Option Target Programs; Antitrust Consents) and unless agreed in writing by the Parties, AbbVie and Xilio shall use reasonable best efforts to prepare and file any filing required to obtain the applicable Antitrust Consents promptly after AbbVie delivers the applicable Option Exercise Notice.  [**].

(3)AbbVie and Xilio shall each use reasonable best efforts to resolve as promptly as practicable any objections that may be asserted by any Governmental Authority with respect to the licenses notified in any Antitrust Consent.  [**].

(c)Without limiting the foregoing and notwithstanding anything to contrary herein, if any Governmental Authority initiates an inquiry, investigation or review pursuant to Antitrust Laws of any of the transactions contemplated hereunder at any time during the Term, then [**].

3.2.5.License Option Effective Date.

(a)Procedures for License Options.  With respect to each Option Target Program for which AbbVie provides Xilio an Option Exercise Notice or Xilio provides an Information Report to AbbVie, within (i) [**], (ii) [**] or (iii) [**] (each such date, a “Bring-Down Date”), Xilio shall provide AbbVie with: [**] with respect to such Option Target Program (collectively (A) and (B), the “License Option Review Package”).

(b)License Option Effective Date.  The License Option for a given Option Target Program shall become effective on the earlier of: (i) [**] and (ii) [**] the “License Option Effective Date”).

(c)With respect to each License Option for an Option Target Program, Xilio shall [**].

(d)Termination of a License Option.

(1)AbbVie shall have the right to terminate this Agreement (a) with respect to a License Option for an Option Target Program [**] by providing written notice to Xilio no later than [**] and (b) [**], in each case ((a) and (b)), if Xilio does not [**].

(2)Without limiting the foregoing in this Section 3.2.5(d) (License Option Effective Date; Termination of a License Option), with respect to [**] for an Option Target Program, (i) AbbVie may terminate this Agreement with respect to such [**] and (ii) either Party may terminate this Agreement [**].

3.3.Licensed Therapeutic and Licensed Product Responsibility.

3.3.1.On the Effective Date, with respect to the Collaboration Target Program, except for the Development activities allocated to Xilio in the Collaboration Research Plan, AbbVie, at its sole cost and expense, shall assume sole and exclusive responsibility for all Exploitation of the Collaboration Licensed Therapeutics and Collaboration Licensed Products.

3.3.2.With respect to each Option Target Program, on the License Option Effective Date for such Option Target Program, AbbVie, at its sole cost and expense, shall assume sole and exclusive responsibility for all further Exploitation of all Option Licensed Therapeutics and Option Licensed Products [**] except to the extent [**]. For clarity, on and after the License Option Effective Date on an Option Target Program-by-Option Target Program basis, Xilio shall not perform any activities under the Option Research Plan for such Option Target Program [**].

3.4.Xilio Obligations.  With respect to each Licensed Target, from and after the Collaboration Handover Date for the Collaboration Target and the License Option Effective Date for each Option Target, and without additional consideration to Xilio:

3.4.1.Upon AbbVie’s request, Xilio shall, and hereby does (and, in the case of agreements to which an Affiliate of Xilio is a party, shall cause such Affiliate to), assign to AbbVie, and AbbVie shall and hereby does assume, any agreements (or statements of work or similar portion of an agreement, to the extent assignable without their parent agreement) to the extent solely relating to the Development or Manufacture of the Licensed Therapeutics and Licensed Products [**] such Licensed Target to which Xilio or any of its Affiliates is a party; provided that, to the extent that the assignment by Xilio (or its Affiliate, as applicable) of any agreement (or statements of work or similar portion of an agreement, to the extent assignable without their parent agreement) pursuant to this Section 3.4.1 (Xilio Obligations) requires any notice to, or consent of, the relevant Third Party counterparty to such agreement [**].  Xilio will facilitate, cooperate with and reasonably assist AbbVie in entering into its own agreement with such Third Party if Xilio is not able to obtain such Third Party’s consent or if an agreement is not solely related to the Development or Manufacture of the Licensed Therapeutics and Licensed Products [**] such Licensed Target, but is necessary or reasonably useful to such Development or Manufacture.  For any agreement (or statements of work or similar portion of an agreement) relating to the Development or Manufacture of the Licensed Therapeutics and Licensed Products [**] such Licensed Target that requires the separation of such agreement into an agreement that is retained by Xilio or such Affiliate and an agreement that is assignable to (or entered into by) AbbVie, or the assignment of a statement of work or other ancillary agreement to AbbVie and the retention by Xilio of a master agreement relating to such statement of work or other ancillary agreement, the Parties will reasonably cooperate to negotiate such separation as soon as practicable, [**]; provided, further, that the assignment of any agreement that is necessary for Xilio to perform any unfinished Development activities under a Research Plan will be delayed until Xilio’s completion of such unfinished Development activities.  Until such notice is given, such consent is obtained or such separation is executed, the Parties will reasonably cooperate to provide to AbbVie the benefits under such agreement to the extent applicable to the rights to be assigned to AbbVie at no cost to Xilio.

3.4.2.Upon AbbVie’s request, Xilio shall transfer to AbbVie (a) to the extent not previously provided to AbbVie, copies of all Information arising out of the Development activities for such Licensed Target, including all non-clinical Information necessary or reasonably useful to Exploit the Licensed Therapeutics and Licensed Products [**] such Licensed Target and any Regulatory Documentation for such Licensed Therapeutics or Licensed Products but excluding Information within Xilio Platform Technology and (b) to the extent not publicly available, previously provided to AbbVie or readily available to AbbVie, [**] for the filing, prosecution, defense, maintenance, validity and enforceability of the Licensed Product Patents, in each case ((a) and (b)) Controlled by Xilio;

3.4.3.Upon AbbVie’s request, Xilio shall provide AbbVie [**] in connection with the Development activities for such Licensed Target, and Xilio shall [**] deliver such inventory to AbbVie [**] (such delivered inventory, the “Transferred Inventory”); provided that if Xilio requires any such inventory to perform any unfinished Development activities, then transfer of such inventory may be delayed until Xilio’s completion of such unfinished Development activities;

3.4.4.Upon AbbVie’s request and as applicable, Xilio and AbbVie shall duly negotiate and execute a quality agreement with respect to the Transferred Inventory with such terms as are reasonable and customary for similar quality agreements; and

3.4.5.Xilio shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents and instruments [**].

3.5.Grant of Rights to Xilio.  AbbVie (on behalf of itself and its Affiliates) hereby grants to Xilio and its Affiliates:

3.5.1.with respect to the Collaboration Target, from the Effective Date until [**], a non-exclusive, royalty-free license (or sublicense), without the right to grant sublicenses [**], under any Information or Patents Controlled by AbbVie or any of its Affiliates that are necessary for Xilio to use the AbbVie Proprietary Materials as set forth in the Collaboration Research Plan or to otherwise conduct activities allocated to Xilio as set forth in the Collaboration Research Plan, solely for Xilio and its Affiliates to perform the activities set forth in the Collaboration Research Plan; and

3.5.2.with respect to each Option Target, from the Effective Date until [**], a non-exclusive, royalty-free license (or sublicense), without the right to grant sublicenses [**], under any Information or Patents Controlled by AbbVie or any of its Affiliates that are necessary for Xilio to conduct activities allocated to Xilio as set forth in the Option Research Plan, solely for Xilio and its Affiliates to perform the activities set forth in the applicable Option Research Plan for such Option Target.

3.6.Sublicenses.  AbbVie shall have the right to grant sublicenses, through multiple tiers of sublicenses, under the licenses granted in Section 3.1 (License for Collaboration Target Program), to its Affiliates and Third Parties [**].

3.7.No Implied Licenses.  Except as expressly provided herein, Xilio grants no other right or license, including any rights or licenses to the Licensed Patents, Licensed Know-How, Xilio’s interests in the Joint IP, if any, Xilio’s Corporate Names or any other Patent or intellectual property rights owned or Controlled by Xilio or its Affiliates and not otherwise expressly granted herein. Except as expressly provided herein, AbbVie grants no other right or license, including any rights or licenses under any Information or Patents Controlled by AbbVie or any of its Affiliates that relate to AbbVie Proprietary Materials, AbbVie’s interests in the Joint IP, if any, AbbVie’s Corporate Names or any other Patent or intellectual property rights owned or Controlled by AbbVie or its Affiliates and not otherwise expressly granted herein.

3.8.[**].

3.9.Exclusivity.

3.9.1.Collaboration Target.  Subject to the exceptions in Section 3.9.4 (Exclusivity; Exceptions), from the Effective Date, Xilio shall not, either alone or with or through any Affiliate or Third Party:

(a)until the termination or expiration of this Agreement with respect to the Collaboration Target in any country or other jurisdiction in the Territory, (i) Commercialize or Manufacture commercial supply of or (ii) license, authorize, appoint or otherwise enable any Third Party to Commercialize or Manufacture commercial supply of, in either case ((i) or (ii)), [**] the Collaboration Target;

(b)until the termination or expiration of this Agreement with respect to the Collaboration Target in the United States, (i) Develop or Manufacture pre-clinical or clinical supply of or (ii) license, authorize, appoint or otherwise enable any Third Party to Develop or Manufacture pre-clinical or clinical supply of, in either case ((i) or (ii)), [**] the Collaboration Target; and

(c)[**], in any country or other jurisdiction in the Territory outside of the United States, [**].

3.9.2.Option Targets.  Subject to the exceptions in Section 3.9.4 (Exclusivity; Exceptions), on an Option Target-by-Option Target basis, from (1) the Effective Date for the First Option Target or (2) [**], Xilio shall not, either alone or with or through any Affiliate or Third Party:

(a)until the termination or expiration of this Agreement with respect to the applicable Option Target for the Option Target Program in any country or other jurisdiction in the Territory, (i) Commercialize or Manufacture commercial supply of or (ii) license, authorize, appoint or otherwise enable any Third Party to Commercialize or Manufacture commercial supply of, in either case ((i) or (ii)), [**] Option Target that is the subject of such Option Target Program;

(b)until the termination or expiration of this Agreement with respect to the applicable Option Target for the Option Target Program in the United States, (i) Develop or Manufacture pre-clinical or clinical supply of or (ii) license, authorize, appoint or otherwise enable any Third Party to Develop or Manufacture pre-clinical or clinical supply of, in either case ((i) or (ii)), [**] Option Target that is the subject of such Option Target Program; and

(c)[**], in any country or other jurisdiction in the Territory outside of the United States, [**] Option Target that is the subject of such Option Target Program.

For clarity, if AbbVie does not exercise its License Option with respect to an Option Target Program prior to the end of the applicable License Option Period, then this Agreement shall terminate with respect to such Option Target Program and the Option Target that is the subject of such Option Target Program, including the exclusivity obligation with respect to such Option Target.

3.9.3.Backup Option Targets.  Subject to the exceptions in Section 3.9.4 (Exclusivity; Exceptions), on an Option Target Program-by-Option Target Program basis during the applicable Option Target Substitution Period, Xilio shall not, either alone or with or through any Affiliate or Third Party, (i) Exploit or (ii) license, authorize, appoint or otherwise assist or enable any Third Party to Exploit, in either case ((i) or (ii)), [**] of such Option Target Program in any country or other jurisdiction in the Territory.

3.9.4.Exceptions.

(a)The exclusivity provisions of Section 3.9.1 (Exclusivity; Collaboration Target), 3.9.2 (Exclusivity; Option Targets), and 3.9.3 (Exclusivity; Backup Option Targets) do not apply to restrict Xilio’s activities for Licensed Therapeutics and Licensed Products conducted under and in accordance with this Agreement, including under the Research Plans.

(b)[**].

(c)[**].

(d)[**].

3.9.5.[**].

3.9.6.Acknowledgement.  Each Party acknowledges and agrees that (a) this Section 3.9 (Exclusivity) has been negotiated by the Parties, (b) the [**] limitations on activities set forth in this Section 3.9 (Exclusivity) are reasonable, valid and necessary in light of the Parties’ circumstances and necessary for the adequate protection of the activities under this Agreement and (c) each Party would not have entered into this Agreement without the protection afforded to it by this Section 3.9 (Exclusivity).  If, notwithstanding the foregoing, a court of competent jurisdiction determines that the restrictions set forth in this Section 3.9 (Exclusivity) are too broad or otherwise unreasonable under Applicable Law, including with respect to duration, geographic scope or space, then the court is hereby requested and authorized by the Parties to revise this Section 3.9 (Exclusivity) to include the maximum restrictions allowable under Applicable Law.

ARTICLE 4

DEVELOPMENT AND COMMERCIALIZATION BY ABBVIE

4.1.General.  With respect to each Licensed Target, after the Effective Date with respect to the Collaboration Target and after the License Option Effective Date with respect to each Option Target [**] AbbVie (itself or through its Affiliates or its or their respective Sublicensees), at its sole cost and expense and in its sole discretion, shall, as between the Parties, have the sole right to further Develop, Manufacture, Commercialize and otherwise Exploit the Licensed Therapeutics [**] such Licensed Target and the corresponding Licensed Products [**] such Licensed Target, in each case, in the Field in the Territory, including the design and performance of additional Clinical Studies, the potential expansion into additional Indications and selection of agents to be used in Combination Products.  AbbVie will Exploit all Licensed Therapeutics and Licensed Products in the Field in the Territory in accordance with Applicable Law.

4.2.Diligence.

4.2.1.Collaboration Licensed Product.  Commencing on the Effective Date, but subject to Xilio’s completion of all activities under the Collaboration Research Plan and achievement of the success criteria set forth therein, AbbVie shall [**].

4.2.2.Option Licensed Product.  On an Option Target Program-by-Option Target Program basis, commencing on the License Option Effective Date for each Option Target, AbbVie shall [**].

4.2.3.Diligence After Regulatory Approval.  On a Target Program-by-Target Program basis, commencing upon receipt of Regulatory Approval [**] AbbVie shall [**].

4.2.4.No Other Diligence Obligations.  Except as set forth in this Section 4.2 (Diligence), AbbVie shall have no other diligence obligations, express or implied, with respect to the Development, Commercialization or other Exploitation of the Licensed Products in the Territory.

4.3.[**].

4.4.Manufacturing Technology Transfer.

4.4.1.Transfer of Licensed Know-How and Materials.  With respect to each Licensed Target, after the Collaboration Handover Date for the Collaboration Target and after the License Option Effective Date for each Option Target, Xilio shall, and shall cause its Affiliates to, [**] disclose, transfer or Make Available to AbbVie, to the extent not previously provided to AbbVie, [**] all Collaboration Licensed Materials and Licensed Know-How that [**]

the Manufacture of such Licensed Therapeutic or Licensed Product (a) using the then-current Manufacturing process as of such Collaboration Handover Date or License Option Effective Date, as applicable [**] after such Collaboration Handover Date or License Option Effective Date, as applicable or [**].

4.4.2.Assistance from Permitted Entities. On a Target Program-by-Target Program basis, or [**] following the initiation of any technology transfer pursuant to Section 4.4.1 (Manufacturing Technology Transfer; Transfer of Licensed Know-How and Materials), Xilio shall cause its and its Affiliate’s appropriately skilled employees, [**] to provide AbbVie and its designees with such assistance [**] to enable AbbVie or such designees to Manufacture the applicable Licensed Therapeutics and Licensed Products in the Territory.  For the Collaboration Target Program, Xilio shall provide [**] of Manufacturing-related support, and for each Option Target Program, (i) if [**], then Xilio shall provide [**] and (ii) if [**], then Xilio shall provide [**], in each case, [**].

4.5.Subcontracting; Distributors.  AbbVie shall have the right to subcontract any of its Development, Manufacturing or Commercialization activities to a Third Party (including by appointing one (1) or more contract sales forces, co-promotion partners or Distributors); provided that no such permitted subcontracting shall relieve AbbVie of any of its obligations hereunder.  AbbVie agrees that it will be fully responsible and liable for any breach of the terms of this Agreement by any of its subcontractors to the same extent as if AbbVie itself had committed any such breach [**].

4.6.Development Reports.  With respect to each Licensed Target, commencing on Collaboration Handover Date and the License Option Effective Date for each Option Target, and ending upon receipt of the first Regulatory Approval for a Licensed Product [**], on an annual basis AbbVie shall provide Xilio a high-level summary of its Development activities with respect to the Licensed Products [**] such Licensed Targets conducted since the last such summary was provided hereunder.

4.7.Regulatory Activities.

4.7.1.Drug Approval Applications and Regulatory Approvals.  After the Effective Date for the Collaboration Target, and the License Option Effective Date for each Option Target for which AbbVie exercises its License Option, AbbVie shall, as between the Parties, have the sole right, in its sole discretion, to prepare, obtain and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions and to conduct communications with the Regulatory Authorities in the Territory for the applicable Licensed Products.  Xilio and its Affiliates shall provide reasonably necessary support to AbbVie in obtaining Regulatory Approvals for the applicable Licensed Products, including providing all documents or other materials in the Control of Xilio or any of its Affiliates not previously provided to AbbVie that are necessary or reasonably useful for AbbVie or any of its Affiliates or its or their respective Sublicensees to obtain Regulatory Approvals for the applicable Licensed Products.

4.7.2.Ownership of Licensed Products Regulatory Documentation.  All Regulatory Documentation (including all Regulatory Approvals) in the Territory for the

Licensed Products [**] shall be owned by, and shall be the sole property and held in the name of, AbbVie or its designated Affiliate, Sublicensee or designee.

4.7.3.Adverse Event Reporting.  Within [**], the Parties shall enter into an agreement (the “Adverse Event and Safety Data Exchange Agreement”) to initiate a process for the exchange of adverse event safety data for (a) any Licensed Product that AbbVie believes to have an adverse event [**] or (b) any product owned or controlled by Xilio outside of the scope of this Agreement that [**], in each case, in a format agreed in writing by the Parties, including post-marketing spontaneous reports received by a Party or its Affiliates in order to monitor the safety of such Licensed Product or Xilio product, as applicable, and to meet reporting requirements with any applicable Regulatory Authority.

4.8.Booking of Sales; Distribution.  AbbVie (or its designee(s)) shall have the sole and exclusive right, in its sole discretion, to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Licensed Products in the Territory and to perform or cause to be performed all related services.  AbbVie shall handle all returns, recalls, withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Products in the Territory.

4.9.Inflation Reduction Act.  If the United States Department of Health and Human Services designates a Licensed Product as a Selected Drug subject to Maximum Fair Price negotiation, then, as between the Parties, AbbVie shall have the sole right, in its sole discretion, to conduct such negotiations, and all activities with respect thereto and to control all decisions and interactions with the applicable Governmental Authority(ies) with respect thereto. Xilio shall fully cooperate with all reasonable requests of AbbVie in connection therewith by undertaking efforts to do all such reasonable acts and things and to sign all such documents as will reasonably enable AbbVie to comply with Applicable Law, including providing copies of all information in the Control of Xilio that is required to be submitted to the applicable Governmental Authority(ies) [**].

ARTICLE 5

COLLABORATION MANAGEMENT

5.1.Joint Governance Committee.

5.1.1.Formation.  Within [**] after the Effective Date, the Parties shall establish a joint governance committee (the “Joint Governance Committee” or “JGC”) to serve as the oversight and decision-making body for the activities to be conducted by Xilio pursuant to the Research Plans, as more fully described in this ARTICLE 5 (Collaboration Management).  The Parties anticipate that the JGC will serve as a collaborative forum for discussion and coordination between the Parties and the oversight and decision-making body during the Research Terms with respect to the Development activities.

5.1.2.Responsibilities.  The JGC shall perform the following functions, subject to the final decision-making authority of the respective Parties as set forth in Section 5.2.4 (General Provisions Applicable to the JGC; Decision-Making):

(a)[**];

(b)[**];

(c)[**];

(d)[**];

(e)[**];

(f)[**];

(g)perform functions set forth elsewhere in this Agreement as being in the purview of this Agreement;

(h)perform such other functions as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

5.2.General Provisions Applicable to the JGC.

5.2.1.Composition.  Unless otherwise agreed to by the Parties, the JGC shall consist of [**] from each Party, each with the requisite experience and seniority to enable such representative to make decisions on behalf of the applicable Party with respect to the issues falling within the jurisdiction of the JGC.  From time to time, each Party may substitute [**] its representatives to the JGC on written notice to the other Party, which notice may be given by e-mail sent to the other Party’s members of the JGC.  Each Party shall select from its representatives a chairperson for the JGC to chair meetings on an alternating basis, with the [**] representative acting as chairperson for the first meeting.  From time to time, either Party may change the representative who will serve as chairperson on written notice to other Party.

5.2.2.Meetings and Minutes.  The JGC shall meet [**] or as otherwise agreed to by the Parties.  The location of such meetings (including on an ad hoc basis) shall alternate between locations designated by Xilio and locations designated by AbbVie, and the JGC may alternatively hold its meetings via teleconference or video conferences.  The chairperson of the JGC shall be responsible for calling meetings [**].  Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items [**] in advance of the applicable meeting; provided that under exigent circumstances requiring input by the JGC a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting[**].  The chairperson of the JGC shall prepare and circulate for review and approval of the Parties minutes of each meeting [**].  The Parties shall agree on the minutes of each meeting [**].

5.2.3.Procedural Rules.  The JGC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement.  A quorum of the JGC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party.  Representatives of the Parties may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants.  Representation by proxy shall be allowed.  The JGC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party.  Alliance Managers and other employees of either Party that are not representatives of the Parties may attend meetings of the JGC; provided that such attendees (a) shall not vote or otherwise participate in the decision-making process of the JGC and (b) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in ARTICLE 8 (Confidentiality and Non-Disclosure).

5.2.4.Decision-Making.  If the JGC cannot, or does not, reach consensus on an issue at a meeting or within a period of [**] thereafter, or such other period as the Parties may agree, including any dispute arising in a Working Group, then the dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue.  Any final decision agreed to by the Senior Officers in writing shall be conclusive and binding on the Parties.  If the Senior Officers are not able to agree on the resolution of any such issue within [**] after such issue was first referred to them, then, subject to Section 5.2.5 (General Provisions Applicable to the JGC; Limitations on Authority):

(a)Xilio shall have final decision-making authority with respect [**].

(b)AbbVie shall have final decision-making authority with respect to [**]:

[**]

(c)Neither Party shall have final decision-making authority with respect to [**]:

[**].

(d)[**].

(e)Disputes arising between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith, and that are outside of the jurisdiction of the JGC, shall be resolved pursuant to Section 12.5 (Dispute Resolution).

5.2.5.Limitations on Authority.  Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated to or vested in a Working Group and the JGC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  Notwithstanding any provision to the contrary set forth in this Agreement, without the other Party’s prior written consent, none of the JGC, any Working Group, or either Party’s Senior Officers, in each case, may make a decision that (a) could reasonably be expected to require the other Party to take any action that such other Party reasonably believes would (i) require such other Party to violate any Applicable Law, the requirements of any Regulatory Authority or any agreement with any Third Party entered into by such other Party or (ii) require such other Party to infringe or misappropriate any intellectual property rights of any Third Party, (b) conflicts with, amends, interprets, modifies or waives compliance under this Agreement or (c) [**].  Following the termination of the applicable Research Term and technology transfer of a Target Program pursuant to Section 4.4 (Manufacturing Technology Transfer), if applicable, with respect to a Licensed Target, the JGC shall no longer have oversight or decision-making authority with respect to the Exploitation of the Licensed Therapeutics and Licensed Products [**] that is the subject of such Target Program, provided that [**].

5.2.6.Discontinuation; Disbandment.  The JGC shall continue to have jurisdiction on a Target Program-by-Target Program basis until the first to occur of: (a) the Parties agreeing in writing to disband the JGC with respect to such Target Program, (b) the expiration of the License Option Period with respect to such Option Target Program (if applicable) and (c) with respect to the Collaboration Target and any Option Target Program [**].  Upon the occurrence of any of the foregoing, (A) the JGC and each Working Group shall disband, have no further responsibilities or authority under this Agreement and shall be considered dissolved by the Parties and (B) any requirement of Xilio to provide Information or other materials to the JGC or any Working Group shall be deemed a requirement to provide such Information or other materials to AbbVie and [**].

5.3.Working Groups.  From time to time, the JGC may establish and delegate duties to other committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities.  Each such Working Group shall be constituted and shall operate as the JGC determines; provided that each Working Group shall have equal representation from each Party; provided, further, that any dispute between the representatives of each Party on a Working Group shall be referred to the JGC for resolution in accordance with Section 5.2.4 (General Provisions Applicable to the JGC; Decision-Making) and the other terms and conditions of this Agreement.  Working Groups may be established on an ad hoc basis for purposes of a specific project, for the term of the JGC or on such other basis as the JGC may determine.  Each Working Group and its activities shall be subject to the oversight, review and approval of the JGC.  In no event shall the authority of the Working Group exceed that specified for the JGC in this ARTICLE 5 (Collaboration Management).  If a Working Group cannot, or does not, reach consensus on an issue at a meeting or within a period of [**] thereafter, then [**].

5.4.Alliance Managers.  Each Party shall appoint an individual who shall oversee contact between the Parties for all matters between meetings of the JGC, shall be the primary contacts between the Parties after disbandment of the JGC, and shall have such other responsibilities as the Parties may agree in writing after the Effective Date, which individual may be replaced at any time by notice in writing to the other Party (the “Alliance Managers”).  The Alliance Managers shall work together to manage and facilitate the communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement.  The Alliance Managers shall not have final decision-making authority with respect to any matter under this Agreement.

5.5.Expenses.  Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the JGC or a Working Group.

ARTICLE 6

PAYMENTS AND RECORDS

6.1.Upfront Payment.  Subject to the terms and conditions of this Agreement, no later than [**] after the Effective Date, AbbVie shall pay Xilio a one-time, non-refundable upfront payment equal to Forty-Two Million Dollars (US$42,000,000).

6.2.Equity Investment.  As of the Effective Date, AbbVie Inc. and Xilio Parent have entered into the Purchase Agreement and Investor Rights Agreement, pursuant to which AbbVie Inc. shall purchase an amount of common stock of Xilio Parent equivalent to Ten Million Dollars (US$10,000,000).

6.3.Option Exercise Payment.  On an Option Target Program-by-Option Target Program basis, within [**] after AbbVie delivering an Option Exercise Notice to Xilio in accordance with Section 3.2.3 (Options and Licenses for Option Target Programs; License Option Exercise) for an Option Target Program, AbbVie shall pay Xilio (a) [**] Dollars (US$[**]) if AbbVie delivers such Option Exercise Notice on or before [**] and (b) [**] Dollars (US$[**]) if AbbVie delivers such Option Exercise Notice after [**] (each such payment, an “Option Exercise Payment”).

6.4.Option Extension Payments.  On an Option Target Program-by-Option Target Program basis, with respect to each Option Target Program for which AbbVie delivers an Option Extension Notice to Xilio pursuant to Section 3.2.2 (Options and Licenses for Option Target Programs; License Option Extension), AbbVie shall pay Xilio the following one-time payment per Option Target Program (each such payment, a “Option Extension Payment”) within [**] after the delivery of such Option Extension Notice.

Option Extension Notice delivered with respect to [**]	Option Extension Payment Payable Per Option Target Program
[**]	[**] Dollars (US$[**])
[**]	[**] Dollars (US$[**])
[**]	[**] Dollars (US$[**])

For clarity, the aggregate amount of Option Extension Payments payable by AbbVie to Xilio for each Option Target Program under this Section 6.4 (Option Extension Payment) shall not exceed [**] Dollars ($[**]).

6.5.Additional Option Target Program Fee.  On an Additional Option Target Program-by-Additional Option Target Program basis, within [**], AbbVie shall pay to Xilio a one-time fee of [**] Dollars (US$[**]) (the “Additional Option Target Program Fee”).  The aggregate amount payable by AbbVie to Xilio under this Section 6.5 (Additional Option Target Program Fee) for Additional Option Target Programs shall not exceed [**] Dollars (US$[**]), which corresponds to a maximum of two (2) Additional Option Target Programs.  Xilio shall have no obligation to initiate or perform any activities for an Additional Option Target Program until Xilio receives the corresponding Additional Option Target Program Fee from AbbVie.

6.6.Substitution Fee.  For each Option Target for which AbbVie exercises a Substitution Right in accordance with Section 2.3.4 (Target Selection and Target Substitution; Target Substitution), AbbVie shall pay to Xilio a one-time payment of [**] Dollars (US$[**]) (each such payment, “Substitution Fee”) within [**].  The aggregate amount payable by AbbVie to Xilio under this Section 6.6 (Substitution Fee) as Substitution Fees shall not exceed [**] Dollars (US$[**]).  Xilio shall have no obligation to initiate or perform any activities under the new Option Research Plan for a substituted Option Target until Xilio receives the corresponding Substitution Fee from AbbVie.

6.7.Development and Regulatory Milestone Events.  Subject to the terms and conditions of this Agreement (including Section 6.19 (Right to Offset)), with respect to each milestone event set forth in the tables below in the remainder of this Section 6.7 (Development and Regulatory Milestone Events) (each, a “Milestone Event”), AbbVie shall pay Xilio the corresponding milestone payments set forth in such tables (each, a “Milestone Payment”) as follows:

6.7.1.Collaboration Development and Regulatory Milestone Events.   With respect to the Collaboration Target Program, AbbVie shall pay Xilio the following one-time Milestone Payments:

(a)Within [**] after the achievement by or on behalf of Xilio of the following Milestone Events:

	Milestone Event	Milestone Payment
1.	[**]	[**] Dollars (US$[**])
2.	[**]	[**] Dollars (US$[**])

(b)Within [**] after the achievement by or on behalf of AbbVie (or its Affiliates or its or their respective Sublicensees) of the following Milestone Events:

	Milestone Event	Milestone Payment
1.	[**]	[**] Dollars (US$[**])
2.	[**]	[**] Dollars (US$[**])
3.	[**]	[**] Dollars (US$[**])
4.	[**]	[**] Dollars (US$[**])

Each Milestone Payment under this Section 6.7.1(a) (Collaboration Development and Regulatory Milestone Events) and 6.7.1(b) (Collaboration Development and Regulatory Milestone Events) is payable one (1) time only, upon the first achievement of the corresponding Milestone Event for the Collaboration Target Program.  No amounts are due for subsequent or repeated achievements of the same Milestone Event [**].  The maximum aggregate amount of Milestone Payments payable under this Section 6.7.1 (Collaboration Development and Regulatory Milestone Events) by AbbVie to Xilio is [**] Dollars (US$[**]).

6.7.2.Option Development and Regulatory Milestones.  On an Option Target Program-by-Option Target Program basis, AbbVie shall pay Xilio the following Milestone Payments within [**] after the achievement by or on behalf of AbbVie (or its Affiliates or its or their respective Sublicensees) of the following corresponding Milestone Events.

	Milestone Event	Milestone Payment
1.	[**]	[**] Dollars (US$[**])
2.	[**]	[**] Dollars (US$[**])
3.	[**]	[**] Dollars (US$[**])
4.	[**]	[**] Dollars (US$[**])
5.	[**]	[**] Dollars (US$[**])
6.	[**]	[**] Dollars (US$[**])

Each Milestone Payment under this Section 6.7.2 (Option Development and Regulatory Milestones) is payable one (1) time only, upon the first achievement of the corresponding Milestone Event for each Option Target Program and no amounts are due for subsequent or repeated achievements of the same Milestone Event in a given Option Target Program [**].  The maximum aggregate amount of Milestone Payments for each Option Target Program payable under this Section 6.7.2 (Option Development and Regulatory Milestones) by AbbVie to Xilio is [**] Dollars (US$[**]).

6.8.Sales Milestone Events. Subject to the terms and conditions of this Agreement (including Section 6.19 (Right to Offset)), with respect to each milestone event set forth in the table below (each, a “Sales Milestone Event”), AbbVie shall pay Xilio the corresponding one-time milestone payment set forth in such table (each, a “Sales Milestone Payment”) as follows:

6.8.1.Collaboration Annual Net Sales Milestones.  With respect to the Collaboration Target Program, AbbVie shall pay Xilio the following one-time Sales Milestone Payments within [**] after the achievement by or on behalf of AbbVie (or its Affiliates or its or their respective Sublicensees) of the following Sales Milestone Events.

	Sales Milestone Event	Sales Milestone Payment
1.	Annual aggregate Net Sales of all Collaboration Licensed Products greater than or equal to [**] Dollars (US$[**]) and less than [**] Dollars (US$[**])	[**] Dollars (US$[**])
2.	Annual aggregate Net Sales of all Collaboration Licensed Products greater than or equal to [**] Dollars (US$[**]) and less than [**] Dollars (US$[**])	[**] Dollars (US$[**])
3.	Annual aggregate Net Sales of all Collaboration Licensed Products greater than or equal to [**] Dollars (US$[**]) and less than [**] Dollars (US$[**])	[**] Dollars (US$[**])
4.	Annual aggregate Net Sales of all Collaboration Licensed Products greater than or equal to [**] Dollars (US$[**])	[**] Dollars (US$[**])

Each Sales Milestone Payment under this Section 6.8.1 (Sales Milestone Events; Collaboration Annual Net Sales Milestones) is payable one (1) time only, upon the first achievement of the corresponding Sales Milestone Event and no amounts are due for subsequent or repeated achievements of the same Sales Milestone Event.  If a Sales Milestone Event is achieved for the first time without having previously achieved (and paid) one or more lower threshold Sales Milestone Event(s) in the table above, then AbbVie shall be deemed to have simultaneously achieved such lower threshold Sales Milestone Event(s) and shall thereby pay the corresponding Sales Milestone Payments for all such Sales Milestone Events.  The maximum aggregate amount of Sales Milestone Payments for the Collaboration Target Program payable under this Section 6.8.1 (Sales Milestone Events; Collaboration Annual Net Sales Milestones) by AbbVie is [**] Dollars (US$[**]).

6.8.2.Option Annual Net Sales Milestones. On an Option Target Program-by-Option Target Program basis, AbbVie shall pay Xilio the following Sales Milestone Payments within [**] after the achievement by or on behalf of AbbVie (or its Affiliates or its or their respective Sublicensees) of the following Sales Milestone Events.

	Sales Milestone Event	Sales Milestone Payment
1.

Annual aggregate Net Sales of all Option Licensed Products Directed To the applicable Option Target that is the subject of the applicable Option Target Program greater than or equal to [**] Dollars (US$[**]) and less than [**] Dollars (US$[**])

[**] Dollars (US$[**])
2.

Annual aggregate Net Sales of all Option Licensed Products Directed To the applicable Option Target that is the subject of the applicable Option Target Program greater than or equal to [**] Dollars (US$[**]) and less than [**] Dollars (US$[**])

[**] Dollars (US$[**])
3.

Annual aggregate Net Sales of all Option Licensed Products Directed To the applicable Option Target that is the subject of the applicable Option Target Program greater than or equal to [**] Dollars (US$[**]) and less than [**] Dollars (US$[**])

[**] Dollars (US$[**])
4.

Annual aggregate Net Sales of all Option Licensed Products Directed To the applicable Option Target that is the subject of the applicable Option Target Program greater than or equal to [**] Dollars (US$[**]) and less than [**] Dollars (US$[**])

[**] Dollars (US$[**])
5.

Annual aggregate Net Sales of all Option Licensed Products Directed To the applicable Option Target that is the subject of the applicable Option Target Program greater than or equal to [**] Dollars (US$[**])

[**] Dollars (US$[**])

Each Sales Milestone Payment under this Section 6.8.2 (Sales Milestone Events; Option Annual Net Sales Milestones) is payable one (1) time only, upon the first achievement of the corresponding Sales Milestone Event for each Option Target Program and no amounts are due for subsequent or repeated achievements of the same Sales Milestone Event.  If a Sales Milestone Event is achieved for the first time without having previously achieved (and paid) one or more lower threshold Sales Milestone Event(s) in the table above, then AbbVie shall be deemed to have simultaneously achieved such lower threshold Sales Milestone Event(s) and shall thereby pay the corresponding Sales Milestone Payments for all such Sales Milestone Events.  The maximum aggregate amount of Sales Milestone Payments for each Option Target Program payable under this Section 6.8.2

(Sales Milestone Events; Option Annual Net Sales Milestones) by AbbVie is [**]Dollars (US$[**]).

6.9.Royalties.

6.9.1.Royalty Rates.  Subject to Section 6.9.3 (Royalties: Royalty Reductions) and Section 6.9.4 (Royalties: Third Party Payments), commencing upon the First Commercial Sale of a Licensed Product in the Territory, on a Licensed Product-by-Licensed Product basis, AbbVie shall pay Xilio a royalty on Net Sales of such Licensed Product in the Territory (excluding Net Sales of such Licensed Product in any country or other jurisdiction in the Territory for which the Royalty Term for such Licensed Product in such country or other jurisdiction has expired) during each Calendar Year at the following rates:

(a)Collaboration Licensed Product

Aggregate Net Sales of a Collaboration Licensed Product	Royalty Rate
For that portion of aggregate Net Sales of such Collaboration Licensed Product in the Territory in a Calendar Year that is less than or equal to [**] Dollars (US$[**])	[**]

For that portion of aggregate Net Sales of such Collaboration Licensed Product in the Territory in a Calendar Year that is greater than [**] Dollars (US$[**]) and less than or equal to [**] Dollars (US$[**])

[**]
For that portion of aggregate Net Sales of such Collaboration Licensed Product in the Territory in a Calendar Year that is greater than [**] Dollars (US$[**])	[**]

(b)Option Licensed Product

Aggregate Net Sales of an Option Licensed Product	Royalty Rate
For that portion of aggregate Net Sales of such Option Licensed Product in the Territory in a Calendar Year that is less than or equal to [**] Dollars (US$[**])	[**]
For that portion of aggregate Net Sales of such Option Licensed Product in the Territory in a Calendar Year that is greater than [**] Dollars (US$[**]) and less than or equal to [**] Dollars (US$[**])	[**]
For that portion of aggregate Net Sales of such Option Licensed Product in the Territory in a Calendar Year that is greater than [**] Dollars (US$[**])	[**]

6.9.2.Royalty Term.  On a Licensed Product-by-Licensed Product and country-by-country basis (or jurisdiction-by-jurisdiction basis), AbbVie shall pay to Xilio royalties at the royalty rates set forth in Section 6.9.1 (Royalties; Royalty Rates) for the duration of the Royalty Term for such Licensed Product in such country or jurisdiction.

6.9.3.Royalty Reductions.  Notwithstanding anything to the contrary in Section 6.9.1 (Royalties; Royalty Rates), but subject to Section 6.9.2 (Royalties: Royalty Term):

(a)from and after the date on which a Licensed Product is sold in a country or other jurisdiction in the Territory and is not covered by a Royalty Claim in such country or jurisdiction during the Royalty Term for such Licensed Product in such country or jurisdiction, the Net Sales in such country or other jurisdiction used for purposes of calculating the applicable royalty rate for such Licensed Product set forth in Section 6.9 (Royalties) for such Licensed Product shall be reduced by [**];

(b)following the [**] Calendar Quarter in which there is a launch of a Biosimilar Product in any country or other jurisdiction in the Territory (for such country or jurisdiction, such [**] Calendar Quarter, the “Biosimilar Launch Quarter”), if during the Royalty Term for a Licensed Product in such country or jurisdiction the [**] of such Licensed Product in such country or jurisdiction in any Calendar Quarter decline by the percentage described in the table below relative to the [**] occurring during the four (4) consecutive Calendar Quarters immediately preceding the Biosimilar Launch Quarter in such country or jurisdiction (for such country or jurisdiction, the “Base Net Sales”), then, starting from such Calendar Quarter, the Net Sales in such country or other jurisdiction used for purposes of calculating the applicable royalty rate for such Licensed Product set forth in Section 6.9 (Royalties) for such Licensed Product will be reduced by the applicable percentage set forth in the table below; and

Decline in Annual Net Sales	Reduction of Net Sales for Royalty Calculation
Net Sales of such Licensed Product reduced by [**] of the Base Net Sales of such Licensed Product in the applicable country or jurisdiction	[**]
Net Sales of such Licensed Product reduced by [**] of the Base Net Sales of such Licensed Product in the applicable country or jurisdiction	[**]

(c)if, during the Royalty Term for a Licensed Product in the United States, such Licensed Product is designated as a Selected Drug by the Secretary of the U.S. Department of Health and Human Services, and AbbVie is required to negotiate a Maximum Fair Price that will apply to sales of such Licensed Product during the Price Applicability Period, then the Net Sales in the United States for the purposes of calculating the applicable royalty rate set forth in Section 6.9 (Royalties) for such Licensed Product shall be reduced by a percentage equal to [**].

6.9.4.Third Party Payments.  [**].

6.10.Mechanics of Adjustment.  Any reductions set forth in Section 6.9.3 (Royalties: Royalty Reductions) or Section 6.9.4 (Royalties: Third Party Payments) shall be applied to the royalty rate (or royalty) payable to Xilio under Section 6.9.1 (Royalties; Royalty Rates), as applicable, in the order in which the event triggering such reduction occurs; provided that the adjustments made pursuant to Section 6.9.3 (Royalties: Royalty Reductions) and Section 6.9.4 (Royalties: Third Party Payments) shall not reduce by more than [**] the royalties that would otherwise be owed under Section 6.9.1 (Royalties; Royalty Rates) except that [**] or [**].  Credits for reductions pursuant to Section 6.9.4 (Royalties: Third Party Payments) not exhausted in any Calendar Quarter may be carried into future Calendar Quarters, subject to the preceding sentence.  Any adjustments pursuant to 6.9.3 (Royalties: Royalty Reductions) and Section 6.9.4 (Royalties: Third Party Payments) shall apply only to the relevant Licensed Product in the relevant country.

6.11.Estimated Sales Levels.  For clarity, the sales thresholds set forth in Section 6.8 (Sales Milestone Events) and Section 6.9 (Royalties) shall not be construed as representing an estimate or projection of anticipated sales of the Licensed Products, or modifying AbbVie’s obligations set forth in Section 4.2 (Diligence), in the Territory and that the sales levels set forth in Section 6.8 (Sales Milestone Events) and Section 6.9 (Royalties) are merely intended to define AbbVie’s Sales Milestone Payment and royalty obligations, as applicable, if such sales levels are achieved.

6.12. Royalty Payments for Agreements with Compulsory Sublicensees.  For any agreement with a Compulsory Sublicensee in a country, notwithstanding any provision to the contrary set forth in this Agreement, in lieu of paying royalties at the royalty rates set forth in Section 6.9 (Royalties), the Parties will share the royalty payment amounts received by AbbVie from such Third Party for sales of such Licensed Product under such agreement in such country at a ratio of [**].

6.13.Royalty Payments and Royalty Reports.

6.13.1.Quarterly Flash Reports.  No later than [**] after the end of each Calendar Quarter during the Term, AbbVie will provide to Xilio a non-binding “flash” report that will set forth the estimated total aggregate Net Sales of the Licensed Products sold by AbbVie and its Affiliates and its and their respective Sublicensees in the Territory and estimated payments due pursuant to Section 6.12 (Royalty Payments for Agreements with Compulsory Licensees), in each case, to the extent required to calculate all amounts payable by AbbVie hereunder to Xilio in such Calendar Quarter.

6.13.2.Quarterly Final Reports.  AbbVie shall calculate all amounts payable to Xilio pursuant to Section 6.9 (Royalties) and Section 6.12 (Royalty Payments for Agreements with Compulsory Licensees) at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 6.15 (Mode of Payment).  Within [**] after the end of each such Calendar Quarter, AbbVie shall provide Xilio a statement of the amount of gross sales and Net Sales of Licensed Products subject to royalty payments sold by AbbVie and its Affiliates and its and their respective Sublicensees in the Territory, and a calculation of the royalties payable under this Agreement, and payments due pursuant to Section 6.12 (Royalty Payments for Agreements with Compulsory Licensees), in each case, during a Calendar Quarter.  AbbVie shall pay to Xilio the amounts due with respect to a given Calendar Quarter [**] after the end of such Calendar Quarter.

6.14.Financial Records.  AbbVie shall, and shall cause its Affiliates and its and their respective Sublicensees to, keep complete and accurate financial books and records pertaining to Net Sales of Licensed Products and payments due pursuant to Section 6.12 (Royalty Payments for Agreements with Compulsory Licensees) to the extent required to calculate and verify all amounts payable by AbbVie hereunder.  Xilio shall, and shall cause its Affiliates to, keep complete and accurate financial books and records pertaining to its FTE Costs for any transfer and support activities for the technology transfer activities set forth in Section 4.4 (Manufacturing Technology Transfer) and any other activities for which Xilio seeks reimbursement of FTE Costs from AbbVie.  Each Party shall, and shall cause its Affiliates and, with respect to AbbVie, its and their respective Sublicensees to, retain such books and records until the later of (a) [**] after the end of the period to which such books and records pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by Applicable Law.

6.15.Mode of Payment.  All payments to Xilio under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Xilio may from time to time designate by notice to AbbVie.  For the purpose of calculating any amounts due under, or otherwise reimbursable pursuant to, this Agreement, AbbVie shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with the Accounting Standards.

6.16.Taxes.

6.16.1.Withholding Taxes.  If any sum due to be paid to either Party hereunder is or would otherwise be subject to any withholding or similar tax, the Parties shall cooperate with each other and use their reasonable efforts to do all such acts and things and to sign all such documents as will enable them to secure any available exemption from, reduction in, or refund of such tax, including by taking advantage of any applicable double taxation agreement or treaty.  In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor Party shall remit such withholding or similar tax to the appropriate Governmental Authority, deduct the amount paid from the amount due to the payee Party and secure and send to the payee Party the best available evidence of the payment of such withholding or similar tax.  Any such amounts deducted by the payor Party in respect of such withholding or similar tax shall be treated as having been paid by the payor Party for purposes of this Agreement.  If a Governmental Authority retroactively determines that a payment made by a Party to the other Party pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and such Party (the “Withholding Party”) remits such withholding or similar taxes to the Governmental Authority, including any interest and penalties that may be imposed thereon (together with the tax paid, the “Withholding Amount”), then the Withholding Party shall have the right (a) to offset the Withholding Amount against future payment obligations of the Withholding Party under this Agreement, (b) to invoice the other Party for the Withholding Amount (which shall be payable by the other Party within [**] of its receipt of such invoice) or (c) to pursue reimbursement by any other available remedy.

6.16.2.Indirect Taxes.  All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”).  If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments.  The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.  If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, then all necessary steps shall be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable Governmental Authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the payee Party shall be transferred to the payor Party within [**].

6.16.3.Tax Consequences of Assignment.  Notwithstanding any provision to the contrary set forth in this Agreement (including Section 6.16.1 (Taxes; Withholding Taxes) and Section 6.16.2 (Taxes; Indirect Taxes)), [**].

6.17.Interest on Late Payments.  If any undisputed payment amount due to Xilio under this Agreement is not paid when due, then AbbVie shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [**] above the average [**] as adjusted from time-to-time, such interest to run from the date on which payment of such amount became due until payment thereof in full together with such interest.

6.18.Audit.

6.18.1.Procedures.  At the request of a Party, each Party shall, and shall cause its Affiliates to, permit an independent public accounting firm of nationally recognized standing designated by the other Party and reasonably acceptable to the audited Party, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.14 (Financial Records) to ensure the accuracy of all reports and payments made hereunder.  Such audits may not (a) [**], (b) [**] or (c) be repeated for any Calendar Quarter.  The accounting firm shall disclose only whether the reports are correct or not and the specific details concerning any discrepancies.  No other information shall be shared.  Except as provided below, the cost of any audit shall be borne by the auditing Party, [**] from the reported amounts, in which case the audited Party shall bear the cost of such audit.  Unless disputed pursuant to Section 6.18.2 (Audit; Dispute), if such audit concludes that (a) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts (and, if such additional amounts are owed due to an error in an invoice or report provided by the audited Party, with interest thereon as provided in Section 6.17 (Interest on Late Payments)) or (b) excess payments were made by the audited Party, the auditing Party shall reimburse such excess payments (and, if such excess payments were made due to an error in an invoice or report provided by the auditing Party, with interest thereon as provided in Section 6.17 (Interest on Late Payments)), in either case ((a) or (b)), within [**].

6.18.2.Dispute.  In the event of a dispute with respect to any audit under Section 6.18.1 (Audit; Procedures), Xilio and AbbVie shall work in good faith to resolve the dispute.  If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [**], then the dispute shall be submitted for resolution to an independent public accounting firm of nationally recognized standard jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall agree (the “Audit Expert”).  The decision of the Audit Expert shall be final [**].  Not later than [**] after such decision and in accordance with such decision, the audited Party shall pay the additional amounts (and, if such additional amounts are owed due to an error in an invoice or report provided by the audited Party, with interest thereon as provided in Section 6.17 (Interest on Late Payments)), or the auditing Party shall reimburse the excess payments (and, if such excess payments were made due to an error in an invoice or report provided by the auditing Party, with interest thereon as provided in Section 6.17 (Interest on Late Payments)), as applicable.

6.18.3.Confidentiality.  The Receiving Party shall treat all information subject to review under this ARTICLE 6 (Payments and Records) in accordance with the confidentiality provisions of ARTICLE 8 (Confidentiality and Non-Disclosure).  Neither Party shall be obligated to provide any information to the accounting firm pursuant to Section 6.18.1 (Audit; Procedures) or the Audit Expert pursuant to Section 6.18.2 (Audit; Dispute), until the accounting firm or the Audit Expert, as applicable, has entered into a reasonably acceptable confidentiality agreement with such Party obligating such accounting firm or the Audit Expert, as applicable, to retain all such financial information in confidence pursuant to such confidentiality agreement.

6.19.[**].

6.20.No Other Compensation.  Each Party hereby agrees that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by one Party to the other Party in connection with the transactions contemplated herein.  Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.

6.21.No Limitation.  Nothing contained in this ARTICLE 6 (Payments and Records) shall in any way limit either Party’s right to indemnification under this Agreement or to otherwise recover damages for breach of this Agreement.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1.Ownership of Intellectual Property.

7.1.1.Ownership of Arising IP.  Subject to the license grants and other rights herein as between the Parties and except as expressly set forth in Section 7.1.2 (Ownership of Intellectual Property; Ownership of Joint IP) and Section 7.1.3 (Ownership of Intellectual Property; Exceptions), each Party shall own and retain all rights, title and interests in and to any and all (a) Information that is conceived, discovered, developed or otherwise made solely by or on behalf of such Party (or its Affiliates or its or their (sub)licensees/Sublicensees) in the performance of activities under this Agreement, including as a result of conducting activities pursuant to any Research Plan, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto (“Arising IP”), except to the extent that [**].  For clarity, and for the purpose of ARTICLE 7 (Intellectual Property), AbbVie, its Affiliates and its or their respective Sublicensees shall not be considered a (sub)licensee of Xilio or its Affiliates.  [**].

7.1.2.Ownership of Joint IP.  As between the Parties, except as expressly set forth in Section 7.1.3 (Ownership of Intellectual Property; Exceptions), each Party shall each own an equal, undivided interest in any and all: (a) [**] (the “Joint Know-How”); and (b) Patents claiming Joint Know-How (the “Joint Patents”) and other intellectual property rights with respect to the Information described in clause (a) (together with Joint Know-How and Joint Patents, the “Joint IP”).  Each Party shall promptly disclose to the other Party in writing and shall cause its Affiliates, and its and their (sub)licensees (if applicable) to so disclose, the conception, discovery, development or making of any Joint Know-How or Joint Patents.  Except as expressly set forth in this Agreement, including the licenses granted under Section 3.1 (License for Collaboration Target Program) [**].

7.1.3.Exceptions.

(a)Notwithstanding Section 7.1.1 (Ownership of Intellectual Property; Ownership of Arising IP) or Section 7.1.2 (Ownership of Intellectual Property; Ownership of Joint IP) and subject to the licenses granted in Section 3.1 (License for Collaboration Target Program) and Section 3.2 (Options and Licenses for Option Target Programs), as between the Parties, AbbVie shall exclusively own all rights, title and interests in and to [**].

(b)Notwithstanding Section 7.1.1 (Ownership of Intellectual Property; Ownership of Arising IP) or Section 7.1.2 (Ownership of Intellectual Property; Ownership of Joint IP), and subject to the licenses granted in Sections 3.1 (License for Collaboration Target Program) and Section 3.2 (Options and Licenses for Option Target Programs), Xilio shall exclusively own all rights, title and interests in and to [**].

(c)Notwithstanding Section 7.1.1 (Ownership of Intellectual Property; Ownership of Arising IP) or Section 7.1.2 (Ownership of Intellectual Property; Ownership of Joint IP) and subject to the licenses granted in Section 3.1 (License for Collaboration Target Program), the Parties shall jointly own all rights, title and interests in and to [**].

(d)Notwithstanding Section 7.1.1 (Ownership of Intellectual Property; Ownership of Arising IP) or Section 7.1.2 (Ownership of Intellectual Property; Ownership of Joint IP), the Parties shall jointly own all rights, title and interests in and to [**].

7.1.4.United States Law.  The determination of whether Information is conceived, discovered, developed or otherwise made by or on behalf of a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with United States patent law and other Applicable Law in the United States (without regard to conflict of laws).  If United States law otherwise would not apply to the conception, discovery, development or making any Information hereunder, each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their licensees and (sub)licensees/Sublicensees to so assign, to the other Party, without additional compensation, such rights, title and interests in and to any Information as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, (a) the sole ownership provided for in Section 7.1.1 (Ownership of Intellectual Property; Ownership of Arising IP) and Section 7.1.3 (Ownership of Intellectual Property; Exceptions) and (b) the joint ownership provided for in Section 7.1.2 (Ownership of Intellectual Property; Ownership of Joint IP).

7.1.5.Assignment Obligation.  Each Party shall cause all Persons who perform Development activities, Manufacturing activities or regulatory activities for such Party under this Agreement to assign (or if such Party is unable to cause such Person to assign despite such Party’s using reasonable efforts to negotiate such assignment, then provide a license under) their rights in any Information resulting therefrom to such Party, except if Applicable Law requires otherwise and except in the case of governmental, not-for-profit, and public institutions that have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).  Each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their (sub)licensees/Sublicensees to so assign, to the other Party, without additional compensation, such right, title, and interest in and to any Information as well as any intellectual property rights with respect thereto, as is necessary to fully effect (a) the sole ownership provided for in Section 7.1.1 (Ownership of Intellectual Property; Ownership of Arising IP) and Section 7.1.3 (Ownership of Intellectual Property; Exceptions) and (b) the joint ownership provided for in Section 7.1.2 (Ownership of Intellectual Property; Ownership of Joint IP). Each Party shall take all actions and provide the other Party with all reasonably requested assistance to effect such assignment and will execute any and all documents necessary to perfect such assignment.

7.1.6.Control of Intellectual Property.  Neither Party shall, and each Party shall cause its Affiliates not to, enter into or amend any agreement with a Third Party, or include in any such agreement or amendment any restrictive provisions, with an intent to limit its Control of, or to not Control, any Information, Patent or other intellectual property right that would be subject to the license grants in Section 3.1 (License for Collaboration Target Program) or Section 3.2 (Options and Licenses for Option Target Programs) in the absence of such agreement, amendment or restrictive provisions.

7.2.Prosecution and Maintenance of Patents.

7.2.1.Licensed Platform Patents.  Subject to Section [**] Xilio shall have the sole right, but not the obligation, at its sole costs and expenses, to prepare, file, prosecute, and maintain the Licensed Platform Patents in the Territory, and to conduct any proceeding regarding the validity and enforceability thereof, including any opposition, re-issuance, post-grant review, inter-partes review, reexamination request, nullity action, interference or other similar post-grant proceedings and any appeals therefrom (each, a “Defense Proceeding”) relating thereto (except that in connection with any enforcement actions brought pursuant to Section 7.3 (Enforcement of Patents), the Party with responsibility for such action pursuant to Section 7.3 (Enforcement of Patents) shall have responsibility for such Defense Proceedings), in either case, using counsel of its choice.  Xilio shall provide high-level updates to AbbVie of all material developments and all steps to be taken in connection with the filing and prosecution of the Licensed Platform Patents and any Defense Proceedings regarding Licensed Platform Patents at each JGC meeting or as reasonably requested by AbbVie.

7.2.2.Licensed Product Patents.  With respect to each Licensed Product, from and after the Effective Date for the Collaboration Licensed Products and the License Option Effective Date for the applicable Option Licensed Products, AbbVie shall [**] the Licensed Product Patents with respect to such applicable Licensed Products in the Territory and to conduct any Defense Proceeding relating thereto (except that in connection with any actions subject to Section 7.3 (Enforcement of Patents), the Party with responsibility for such action pursuant to Section 7.3 (Enforcement of Patents) shall have responsibility for such Defense Proceedings) using counsel of its own choice.  AbbVie shall notify Xilio of all material developments and all steps to be taken in connection with the prosecution of the Licensed Product Patents (including Defense Proceedings related thereto) and provide Xilio with copies of all material filings or responses to be made to the patent authorities with respect thereto and all other material submissions and correspondence with any patent authorities regarding any such Patent, in each case, in sufficient time to allow for review and comment by Xilio.  [**].

7.2.3.[**].

7.2.4.[**].

7.2.5.Joint Patents.  AbbVie shall have the first right, but not the obligation, at its sole cost and expense, to prepare, file, prosecute, and maintain any Joint Patents [**], and to conduct any Defense Proceeding relating thereto using counsel of its own choice, provided that, subject to Section [**], Xilio will have the sole right to prepare, file, prosecute, and maintain any Joint Patents [**].  AbbVie shall notify Xilio of all material developments and all steps to be taken in connection with the filing and prosecution of such Joint Patents (including Defense Proceedings related thereto) and provide Xilio with copies of all material filings or responses to be made to the patent authorities with respect thereto and all other material submissions and correspondence with any patent authorities regarding any Joint Patent, in each case, in sufficient time to allow for review and comment by Xilio.  [**].  If AbbVie elects not to prepare, file, prosecute or maintain, or not to initiate or continue any Defense Proceeding related to, any Joint Patent in a particular country, [**].  If Xilio elects to prosecute any Joint Patent in a particular country (including Defense Proceedings related thereto), Xilio shall notify AbbVie of all material developments and all steps to be taken in connection with the filing and prosecution of the Joint Patents and provide AbbVie with copies of all material filings or responses to be made to the patent authorities with respect thereto and all other material submissions and correspondence with any patent authorities regarding any Joint Patent, in each case, in sufficient time to allow for review and comment by AbbVie.  AbbVie shall offer its comments or proposals, if any, promptly, and Xilio shall consider in good faith such comments and proposals and shall implement any such comments or proposals that are necessary for the applicable filing or response to be consistent with AbbVie’s global patent strategy for the Licensed Products.

7.2.6.[**]

7.2.7.Cooperation.  The Parties agree to cooperate fully in the preparation, filing, prosecution and maintenance of, and any Defense Proceeding relating to, the [**] in the Territory under this Agreement.  Such cooperation shall include:

(a)executing all papers and instruments, or requiring its respective employees or contractors to execute such papers and instruments, so as to (i) effectuate the ownership of intellectual property set forth in Section 7.1.1 (Ownership of Intellectual Property; Ownership of Arising IP), Section 7.1.2 (Ownership of Intellectual Property; Ownership of Joint IP) and Section 7.1.3 (Ownership of Intellectual Property; Exceptions); and (ii) enable the other Party to apply for and to prosecute Patent applications in the Territory, in each case ((i) and (ii)), to the extent provided for in this Agreement;

(b)where a Patent application provides written description support for [**], the Party prosecuting such Patent application will [**], to the extent possible under Applicable Laws governing the prosecution of Patents, [**];

(c)[**];

(d)consistent with this Agreement, assisting in any license registration processes with applicable Governmental Authorities that may be available in the Territory for the protection of a Party’s interests in this Agreement; and

(e)promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the preparation, filing, prosecution or maintenance of, or any Defense Proceeding relating to, any such Patents in the Territory.

7.2.8.Patent Term Extension and Supplementary Protection Certificate.  With respect to each Licensed Product, AbbVie shall be responsible for making decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for any Patent in any country or other jurisdiction, provided that AbbVie will not extend a [**] without Xilio’s consent (not to be unreasonably withheld, conditioned or delayed) [**]. AbbVie shall have the responsibility for applying for any extension or supplementary protection certificate with respect to such Patents in the Territory.  AbbVie shall keep Xilio fully informed of its efforts to obtain such extension or supplementary protection certificate.  [**].  AbbVie shall pay all expenses in regard to obtaining the extension or supplementary protection certificate in the Territory.

7.2.9. Patent Listings.  With respect to each Licensed Product, AbbVie shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to any Licensed Patents, including as required or allowed in or outside the United States, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents.  AbbVie shall consult with Xilio to determine the course of action with respect to such filings for Licensed Platform Patents and Joint Patents.  Xilio shall cooperate with AbbVie’s reasonable requests in connection therewith, including meeting any submission deadlines to the extent required or permitted by Applicable Law.

7.2.10.UPC Opt-Out and Opt-In.  AbbVie shall have the sole right to make any decision regarding whether or not to elect Opt-Out or Opt-In with respect to any [**]; provided that AbbVie shall consider in good faith Xilio’s comments with respect thereto.

7.2.11.Settlement of Defense Proceedings.  Neither Party may settle any Defense Proceeding without the other Party’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) if [**].

7.3.Enforcement of Patents.

7.3.1.Notice.  Each Party shall [**] notify the other Party in writing if and when it becomes aware of any alleged or threatened infringement of [**] by a Third Party’s Competing Product (including a Biosimilar Product) in the Territory (“Product Infringement”).

7.3.2.Licensed Platform Patents.  Subject to Section 7.3.6 (Enforcement of Patents; Non-Product Infringement) and 7.3.7 (Enforcement of Patents; Biosimilar Litigation), Xilio shall have the sole right, but not the obligation, to prosecute any Product Infringement with respect to Licensed Platform Patents in the Territory, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at its sole expense, and Xilio shall retain control of the prosecution of the applicable claim, suit or proceeding with respect to such Product Infringement [**].

7.3.3.Licensed Product Patents.  Prior to the applicable License Option Effective Date if the Licensed Product affected by Product Infringement is an Option Licensed Product, Xilio shall have the first right, but not the obligation, to prosecute any Product Infringement in the Territory with respect to the applicable Option Product Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at its sole expense, and Xilio shall retain control of the prosecution of the applicable claim, suit or proceeding with respect to such Product Infringement; [**]. With respect to each Licensed Product affected by Product Infringement, from and after the Effective Date if the affected Licensed Product is a Collaboration Licensed Product and the applicable License Option Effective Date if the affected Licensed Product is an Option Licensed Product, AbbVie shall have the [**] right, but not the obligation, to prosecute any Product Infringement in the Territory with respect to Licensed Product Patents [**], including as a defense or counterclaim in connection with any Third Party Infringement Claim, at its sole expense and AbbVie shall retain control of the prosecution of the applicable claim, suit or proceeding with respect to such Product Infringement.  If AbbVie prosecutes any such Product Infringement, then Xilio shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its own expense[**].

7.3.4.[**].

7.3.5.Joint Patents.  AbbVie shall have the first right, but not the obligation, to prosecute any Product Infringement of the Joint Patents [**] in the Territory, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at its sole expense, and AbbVie shall retain control of the prosecution of the applicable claim, suit or proceeding with respect to such infringement, provided that Xilio will have the first right to prosecute any Product Infringement of the Joint Patents [**] in the Territory, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at its sole expense, with respect to an Option Target Program prior to the License Option Effective Date for such Option Target Program [**].  If AbbVie decides not to prosecute the alleged or threatened infringement in the Territory with respect to such Joint Patents, then AbbVie shall timely inform Xilio and then Xilio may prosecute the alleged or threatened infringement in the Territory at its own expense. If Xilio prosecutes such Product Infringement, AbbVie shall [**].

7.3.6.Non-Product Infringement.

(a)Xilio shall have the sole right, but not the obligation, to prosecute any alleged or threatened infringement of a [**] that is not Product Infringement in the Territory, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at its sole expense, and Xilio shall retain control of the prosecution of the applicable claim, suit or proceeding with respect to such infringement and retain all recoveries in connection therewith.

(b)AbbVie shall have the sole right, but not the obligation, to prosecute any alleged or threatened infringement of any [**] in the Territory, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at its sole expense, and AbbVie shall retain control of the prosecution of the applicable claim, suit or proceeding with respect to such infringement and retain all recoveries in connection therewith.

7.3.7.Biosimilar Litigation.  Notwithstanding any provision to the contrary in this Agreement, during the Term on a Target Program-by-Target Program basis, AbbVie shall have the sole right to prosecute, manage and settle any litigation with respect to Biosimilar Products of Licensed Products with respect to such Target Program or any product sought to be approved as Biosimilar Product of a Licensed Product with respect to such Target Program, and any proceedings associated therewith, in connection with any Licensed Patents, including any invalidity, unpatentability or unenforceability challenges, oppositions and post-grant proceedings in connection therewith.  During the Term on a Target Program-by-Target Program basis, if Xilio receives notice or a copy of an application submitted to the FDA for a Biosimilar Product of a Licensed Product with respect to such Target Program (a “Biosimilar Application”) for which such Licensed Product is a “reference product,” as such term is used in the BPCI Act, whether or not such notice or copy is provided under any Applicable Laws, or otherwise becomes aware that such a Biosimilar Application has been submitted to a Regulatory Authority for Regulatory Approval (such as in an instance described in Section 351(1)(9)(C) of the PHSA), the remainder of this Section 7.3.7 (Enforcement of Patents; Biosimilar Litigation) shall apply.  Xilio shall, within [**], notify and provide AbbVie copies of such communication for such Licensed Product to the extent permitted by Applicable Law.  AbbVie shall have the right to carry out the rights and responsibilities of the “reference product sponsor,” as defined in Section 351(l)(1)(A) of the PHSA, for purposes of such Biosimilar Application, in consultation with Xilio to the extent requested by AbbVie and permitted under Applicable Law.  If requested by AbbVie, Xilio shall seek to obtain access to the Biosimilar Application and related confidential information, including in accordance with Section 351(l)(1)(B)(iii) of the PHSA, if applicable.  If permitted pursuant to Applicable Law, then upon AbbVie’s request, Xilio shall assist AbbVie in identifying and listing any Patents as required pursuant to Section 351(l)(1)(3)(A) or

Section 351(l)(7) of the PHSA, in negotiating with the filer of the Biosimilar Application pursuant to Section 351(l)(4) of the PHSA, and in selecting Patents for and conducting litigation pursuant to Section 351(l)(5) and Section 351(l)(6) of the PHSA, to the extent applicable, and shall cooperate with AbbVie in responding to relevant communications with respect to such lists from the filer of the Biosimilar Application.  Upon AbbVie’s request, Xilio shall assist in seeking an injunction against any commercial marketing by the filer of a Biosimilar Application as permitted pursuant to Section 351(l)(8)(B) of the PHSA or in filing an action for infringement against the filer of such Biosimilar Application. AbbVie shall reimburse Xilio for its FTE Costs and Xilio’s reasonable and verifiable Out-of-Pocket Costs, in each case, incurred in conjunction with providing support to AbbVie under this Section 7.3.7 (Enforcement of Patents; Biosimilar Litigation).

7.3.8.Cooperation.  The Parties agree to cooperate fully in any infringement action pursuant to this Section 7.3 (Enforcement of Patents).  If a Party brings such an action, then the other Party shall, if necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action.  Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 7.3 (Enforcement of Patents) shall have the right to settle such claim; provided that neither Party shall have the right to settle any patent infringement litigation under this Section 7.3 (Enforcement of Patents) [**].  The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

7.3.9.Recovery.  Except as otherwise agreed by the Parties in connection with a cost sharing arrangement and except with respect to costs incurred by a Party that joins and participates in such litigation at its sole cost and expense as set forth in this Section 7.3 (Enforcement of Patents), any recovery realized as a result of such litigation described in Section 7.3.2 (Enforcement of Patents; Licensed Platform Patents), Section 7.3.3 (Enforcement of Patents; Licensed Product Patents) or Section 7.3.7 (Enforcement of Patents; Biosimilar Litigation) (whether by way of settlement or otherwise), including any payment pursuant to a settlement agreement for past infringement by a Settlement Sublicensee with respect to the Exploitation of a Licensed Product or a Biosimilar Product prior to such counterparty becoming a Settlement Sublicensee or for the future Exploitation of Licensed Products by such Settlement Sublicensee, shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses).  [**].

7.4.Infringement Claims by Third Parties.

7.4.1.If the Exploitation of a Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit or proceeding by a Third Party alleging patent infringement by AbbVie (or its Affiliates or Sublicensees) (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an infringement action initiated pursuant to Section 7.3 (Enforcement of Patents), the Party first becoming aware of such Third Party Infringement Claim shall promptly notify the other Party thereof in writing.

7.4.2.Notwithstanding Section 10.3.2 (Indemnification Procedures; Control of Defense), AbbVie shall have the sole right, but not the obligation, to defend and control the defense and settlement of any Third Party Infringement Claim at its own expense (but subject to deduction as provided below), using counsel of its own choice.  Xilio may participate in any such Third Party Infringement Claim with counsel of its choice at its own expense whether or not it is a named defendant.  Without limitation of the foregoing, if AbbVie finds it necessary or desirable to join Xilio as a party to any such Third Party Infringement Claim, Xilio shall execute all papers and perform such acts as shall be reasonably required at AbbVie’s expense.

7.4.3.AbbVie shall keep Xilio reasonably informed of all material developments in connection with any Third Party Infringement Claim.  AbbVie shall have the right to settle any Third Party Infringement Claim in its reasonable discretion; provided that AbbVie shall not have the right to settle any Third Party Infringement Claim in a manner that imposes any costs or liability on, or involves any admission by, Xilio, without the express written consent of Xilio.  If Xilio is named as a party in a Third Party Infringement Claim, AbbVie agrees to allow Xilio reasonable opportunity to participate in the defense of the Third Party Infringement Claim.

7.4.4.Any recoveries by a Party of any sanctions awarded to such Party and against a party asserting a claim being defended under this Section 7.4 (Infringement Claims by Third Parties) shall be applied [**].

7.5.Third Party Licenses and Patents.

7.5.1.Notice.  Each Party shall notify the other Party when such Party becomes aware of any Patent, trade secret or other intellectual property right of a Third Party in any country or other jurisdiction in the Territory that is necessary or reasonably useful for the Exploitation of any Licensed Therapeutic or Licensed Product (“Third Party Rights”).

7.5.2.Pre-Option Exercise.  On an Option Target-by-Option Target basis, prior to the License Option Effective Date for such Option Target, neither Party will [**].

7.5.3.Product In-Licenses.

[**].

7.5.4.Platform In-Licenses.  [**].

7.6.Product Trademarks.

7.6.1.Selection of Product Trademarks.  With respect to each Licensed Product, AbbVie shall have the sole and exclusive right to determine the Product Trademarks to be used with respect to the Exploitation of such Licensed Product on a worldwide basis.  Xilio shall not, and shall not permit its Affiliates to, (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks or (b) do any act that endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks.

7.6.2.Ownership and Prosecution of Product Trademarks.  AbbVie shall own all rights, title, and interests in and to the Product Trademarks in the Territory, and shall be responsible for the registration, prosecution and maintenance thereof.  All costs and expenses of registering, prosecuting and maintaining the Product Trademarks shall be borne solely by AbbVie.  Xilio shall provide reasonable assistance and documents reasonably requested by AbbVie in support of its prosecution, registration and maintenance of the Product Trademarks.

7.6.3.Enforcement of Product Trademarks.  AbbVie shall have the sole right and responsibility for taking such action as AbbVie deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory. AbbVie shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 7.6.3 (Product Trademarks; Enforcement of Product Trademarks) and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

7.6.4.Third Party Claims.  AbbVie shall have the sole right and responsibility for defending against and settling any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory.  AbbVie shall bear the costs and expenses relating to any defense commenced pursuant to this Section 7.6.4 (Product Trademarks; Third Party Claims) and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

7.6.5.Notice and Cooperation.  Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party, in each case, of which such Party becomes aware.  Each Party agrees to cooperate fully with the other Party with respect to any enforcement action or defense commenced pursuant to this Section 7.6 (Product Trademarks).

7.7.Inventor’s Remuneration.  Each Party shall be solely responsible for any remuneration that may be due such Party’s employees or agents that are inventors under any applicable inventor remuneration laws.

7.8.International Nonproprietary Name.  As between the Parties, AbbVie shall have the sole right and responsibility to select the International Nonproprietary Name or other name or identifier for any Licensed Product.  AbbVie shall have the sole right and responsibility to apply for submission to the World Health Organization for the International Nonproprietary Name, and submission to the United States Adopted Names Council for the United States Adopted Name.

ARTICLE 8

CONFIDENTIALITY AND NON-DISCLOSURE

8.1.Confidentiality Obligations.

8.1.1.Confidential Information.  At all times during the Term and [**] following termination or expiration of this Agreement in its entirety (or, with respect to trade secrets, for so long as such trade secret remains a trade secret under Applicable Law), each Party shall, and shall cause its Affiliates and each of its and their respective officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any Information provided orally, visually, in writing or other form that is disclosed or otherwise provided by or on behalf of one Party or any of its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the “Receiving Party”) under this Agreement or that certain Confidential Disclosure Agreement entered into by the Parties, dated [**] (the “CDA”), whether prior to, on or after the Effective Date, including (a) the terms of this Agreement (subject to Section 8.2 (Permitted Disclosures)), (b) Information relating to the Development activities or any Exploitation of any Licensed Therapeutic or any Licensed Product (including the Regulatory Documentation) and any Information with respect thereto developed by or on behalf of the Disclosing Party or its Affiliates or its and their respective Sublicensees (including Licensed Know-How) and (c) the scientific, regulatory or business affairs or other activities of either Party or its Affiliates.  Notwithstanding the foregoing, irrespective of the Party who first disclosed it: (i) [**] (ii) [**] (“Collaboration Licensed Target Information”, together with the Option Licensed Target Information, the “Licensed Target Information”) [**]  and (iv) [**]. Notwithstanding any provision to the contrary set forth in this Agreement, on and after the effective date of termination of this Agreement for (1) [**] for which Xilio was the Disclosing Party will be Confidential Information of Xilio (and AbbVie shall be deemed to be the Receiving Party with respect thereto), and (2) [**] will be deemed the Confidential Information of both Parties (and both Parties shall be deemed to be the Receiving Party and the Disclosing Party with respect thereto).

8.1.2.Exceptions.  Notwithstanding Section 8.1.1 (Confidentiality Obligations; Confidential Information), Confidential Information shall not include, to the extent the Receiving Party can demonstrate by documentation or other competent proof, any information that:

(a)has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence by the Receiving Party;

(b)has been in the Receiving Party’s possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information;

(c)is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality to the Disclosing Party with respect to such information; or

(d)has been independently developed by or for the Receiving Party without reference to, or use or disclosure of, the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

8.2.Permitted Disclosures.  The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is:

8.2.1.in the reasonable opinion of the Receiving Party’s legal counsel (including in-house counsel), required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other Governmental Authority (provided that any filing with securities regulators will be subject to Section 8.4 (Public Announcements)); provided further that, [**].  In the event that no protective order or other remedy is obtained, or the Disclosing Party waives the requirements of this Section 8.2.1 (Permitted Disclosures), the Receiving Party shall furnish only that portion of Confidential Information that the Receiving Party is advised by its counsel is legally required to be disclosed; or

8.2.2.made by or on behalf of the Receiving Party to Regulatory Authorities as required in connection with any filing, application or request for any Regulatory Approval in accordance with the terms of this Agreement; provided that the Receiving Party will take reasonable measures to seek to obtain confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law;

8.2.3.made by or on behalf of the Receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining, defending or enforcing a Patent under this Agreement; provided that the Receiving Party will take reasonable measures to seek to obtain confidential treatment of such Confidential Information, to the extent practicable and consistent with Applicable Law;

8.2.4.made to its or its Affiliates’ financial and legal advisors who have a need to know such Disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use at least as restrictive as those set forth in this Agreement; provided that the Receiving Party shall remain responsible for any failure by such financial and legal advisors to treat such Confidential Information as required under this ARTICLE 8 (Confidentiality and Non-Disclosure);

8.2.5.made by the Receiving Party or its Affiliates to potential or actual investors, financing sources or acquirers, including potential or actual assignees of payments to Xilio hereunder, to the extent necessary in connection with such Persons’ evaluation of such potential or actual investment or acquisition; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this ARTICLE 8 (Confidentiality and Non-Disclosure) or otherwise customary for the nature and type of the disclosure;

8.2.6.made by AbbVie or its Affiliates or Sublicensees to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees or other Third Parties as may be necessary or useful in connection with the Exploitation of the Licensed Products, including in connection with any filing, application or request for Regulatory Approval by or on behalf of AbbVie or any of its Affiliates or any of its or their respective Sublicensees for any Licensed Product and including to existing or potential Distributors, Sublicensees, collaboration partners or acquirers or transferees, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this ARTICLE 8 (Confidentiality and Non-Disclosure); or

8.2.7.made by Xilio or its Affiliates to its or their advisors, consultants, clinicians, vendors, service providers, contractors [**] to the extent necessary in assisting with Xilio’s activities contemplated by and in accordance with this Agreement; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information of AbbVie substantially similar to the obligations of confidentiality and non-use of Xilio pursuant to this ARTICLE 8 (Confidentiality and Non-Disclosure) [**].

Notwithstanding the foregoing, as between the Parties, Confidential Information disclosed pursuant to this Section 8.2 (Permitted Disclosures) shall remain subject to the terms of this Agreement.

8.3.Use of Name.  Each Party will have the right to use the other Party’s name and logo in (i) any press release or securities filing issued in accordance with Section 8.4 (Public Announcements) and (ii) its corporate investor presentations and corporate website to describe the collaboration relationship. Except as otherwise provided by this Section 8.3 (Use of Name) or as otherwise permitted by this ARTICLE 8 (Confidentiality and Non-Disclosure), neither Party shall mention or otherwise use the name, logo or Trademarks of the other Party or any of its Affiliates or any of its or their respective (sub)licensees (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party.  Notwithstanding any provision to the contrary set forth in this Agreement, including the restrictions imposed by this Section 8.3 (Use of Name), each Party will have the right to make any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement. In addition, any use of a name, logo or Trademark of a Party under this Agreement will be in accordance with such Party’s guidelines for quality and use of name, logo and Trademarks, and no provision set forth in this Agreement will be construed to limit either Party’s right to engage in fair use of the name, logo or Trademark of the other Party.

8.4.Public Announcements.

8.4.1.Neither Party shall issue any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent.

8.4.2.Each Party acknowledges that the other Party may be legally required to make public disclosures regarding this Agreement or its subject matter to comply with Applicable Laws (including the rules and regulations of the U.S. Securities and Exchange Commission or a securities exchange on which its or its Affiliate’s securities are listed), provided that, prior to any such disclosure, to the extent not prohibited by Applicable Law, the disclosing Party shall provide prior written notice (which may be via e-mail) together with a draft of the proposed disclosure to the non-disclosing Party as far in advance as reasonably practicable [**] so as to provide such non-disclosing Party a reasonable opportunity to review and comment thereon.

8.4.3.AbbVie, its Affiliates and its and their respective Sublicensees shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding the Licensed Therapeutics and Licensed Products; provided that such disclosure is subject to the provisions of ARTICLE 8 (Confidentiality and Non-Disclosure) with respect to Xilio’s Confidential Information.

8.4.4.After a public disclosure has been made by either Party pursuant to this Section 8.4 (Public Announcements), each Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such press release, securities filing or other public disclosure remains true, accurate and the most current information with respect to the subject matter thereof. Similarly, after a publication has been made available to the public in accordance with Section 8.5 (Publications), each Party may post such publication or a link to it on its corporate website without the prior written approval of the other Party.

8.5.Publications.  The Parties recognize that the publication of papers regarding results of, and other information regarding activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties; provided that such publications are subject to reasonable controls to protect Confidential Information.

8.5.1.Xilio Publications.  Xilio shall not, and shall cause each of its Affiliates and its and their licensees and (sub)licensees not to, make any publications or public disclosure regarding any Confidential Information regarding activities under this Agreement with respect to Licensed Targets, Backup Option Targets, Target Programs, the Licensed Therapeutics or Licensed Products (excluding in each case, publications or public disclosures solely related to the Xilio Platform Technology) without AbbVie’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

8.5.2.AbbVie Publications.  With respect to each (a) Collaboration Target, from and after the Effective Date, and (b) Option Target, from and after the License Option Effective Date, in each case ((a) and (b)), until termination of this Agreement with respect to such Licensed Target, AbbVie shall be free to publicly disclose the results of and Information regarding activities under this Agreement with respect to such Licensed Target or any Licensed Therapeutic or Licensed Product [**] such Licensed Target, subject to prior review by Xilio for any disclosure of Confidential Information of Xilio for issues of patentability and protection of such Confidential Information, in a manner consistent with Applicable Law and industry practices, as provided in this Section 8.5.2 (Publications; AbbVie Publications).  Accordingly, prior to publishing or disclosing any Confidential Information of Xilio, AbbVie shall provide Xilio with drafts of proposed abstracts, manuscripts or summaries of presentations that cover such Confidential Information.  Xilio shall respond promptly through its designated representative and in any event [**] after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation.  AbbVie shall allow a reasonable period ([**]) to permit filings for patent protection and to otherwise address issues of Confidential Information.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1.Mutual Representations and Warranties.  Each Party and Xilio Parent represents and warrants to the other Party, as of the Effective Date:

9.1.1.it is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

9.1.2.the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (a) such Party’s charter documents, bylaws or other organizational documents; (b) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;

9.1.3.this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and

9.1.4.it is not under obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

9.2.Representations and Warranties of Xilio as of the Effective Date.  Xilio and Xilio Parent additionally represent and warrant to AbbVie as of the Effective Date, except as set forth in the disclosure schedules delivered by Xilio on the Effective Date (the “Initial Disclosure Schedules”):

9.2.1.All Existing Patents (a) are listed on Schedule 9.2.1 (Existing Patents), (b) are [**], (c) are [**] (d) have been [**].

9.2.2.In respect of the pending Patent applications included in the Existing Patents, to the extent required by applicable Patent laws and regulations, Xilio and its Affiliates [**].

9.2.3.The Existing Patents represent [**].

9.2.4.[**].

9.2.5.Xilio [**].

9.2.6.Xilio is authorized to grant the licenses specified herein.

9.2.7.To Xilio’s Knowledge, [**].

9.2.8.[**] no claims, judgments or settlements against, or amounts with respect thereto, owed by Xilio or any of its Affiliates relating to [**].  No claim or litigation has been brought or threatened by any Person alleging, and Xilio has no Knowledge of any claim, whether or not asserted, that [**]. To Xilio’s Knowledge, no Person [**].

9.2.9.To Xilio’s Knowledge, [**].

9.2.10.[**] has assigned and has executed an agreement assigning its entire rights, title, and interests in and to such Licensed Patents and Licensed Know-How to Xilio.  [**].

9.2.11.To the extent not publicly available, Xilio has [**].

9.2.12.[**].

9.2.13.[**].

9.2.14.The inventions claimed [**] (a) were not [**] (b) are not [**] (c) are not [**] and (d) are not [**].

9.2.15.Xilio and its Affiliates have [**].

9.2.16.Neither Xilio nor any of its Affiliates, nor any of its or their respective officers, employees or agents has [**].

9.2.17.[**].

9.2.18.Xilio and its Affiliates (a) have complied and shall comply with all Applicable Law governing bribery, money laundering and other corrupt practices and behavior

(including, as applicable, the U.S. Foreign Corrupt Practices Act and UK Bribery Act) and (b) shall not, directly or indirectly, offer, give, pay, promise to pay or authorize the payment of any bribes, kickbacks, influence payments or other unlawful or improper inducements to any Person in whatever form (including gifts, travel, entertainment, contributions or anything else of value).

9.2.19.  [**], Xilio has not received written notice of any [**].  To Xilio’s Knowledge, Xilio and its Affiliates are not [**].

9.2.20.[**].

9.3.Additional Representations and Warranties of Xilio.  Xilio and Xilio Parent additionally represent and warrant to AbbVie as of each applicable Bring-Down Date, except as set forth in the disclosure schedules delivered by Xilio on each applicable Bring-Down Date (the “Bring-Down Disclosure Schedule”):

9.3.1.All Existing Patents existing as of the Bring-Down Date (a) are listed on Schedule 9.2.1 (Existing Patents), [**].

9.3.2.In respect of the pending Patent applications included in the Existing Patents, to the extent required by applicable Patent laws and regulations, Xilio and its Affiliates have [**].

9.3.3.The Existing Patents [**].

9.3.4.[**].

9.3.5.[**].

9.3.6.Xilio is authorized to grant the licenses specified herein.

9.3.7.As of the Bring-Down Date, Xilio has not sent a notice that [**].

9.3.8.[**] no claims, judgments or settlements against, or amounts with respect thereto, owed by Xilio or any of its Affiliates relating to the [**].  No claim or litigation has been brought or threatened by any Person alleging, and Xilio has no Knowledge of any claim, whether or not asserted, that [**].  To Xilio’s Knowledge, no Person [**].

9.3.9.To Xilio’s Knowledge, [**].

9.3.10.Schedule 9.3.10 (Third Party Agreements) sets forth a complete and correct list of all agreements, whether written or oral, entered into by Xilio or any of its Affiliates that relate to the Exploitation of any Licensed Product (other than the In-License Agreements listed on Schedule 9.3.10 (Third Party Agreements)), [**].

9.3.11.Neither Xilio nor any of its Affiliates has previously entered into [**].

9.3.12.[**] has assigned and has executed an agreement assigning its entire rights, title, and interests in and to such Licensed Patents and Licensed Know-How to Xilio.  [**].

9.3.13.[**].

9.3.14.To the extent not publicly available, Xilio has [**].

9.3.15.The [**]

9.3.16.[**] no pending, alleged or threatened (a) [**] or (b) [**].

9.3.17.The inventions claimed by [**] (a) [**], (b) [**] (c) [**] and (d) [**].

9.3.18.Xilio and its Affiliates have [**].

9.3.19.Neither Xilio nor any of its Affiliates[**].

9.3.20.[**].

9.3.21.Xilio and its Affiliates (a) have complied and shall comply with all Applicable Law governing bribery, money laundering and other corrupt practices and behavior (including, as applicable, the U.S. Foreign Corrupt Practices Act and UK Bribery Act) and (b) shall not, directly or indirectly, offer, give, pay, promise to pay or authorize the payment of any bribes, kickbacks, influence payments or other unlawful or improper inducements to any Person in whatever form (including gifts, travel, entertainment, contributions or anything else of value).

9.3.22.To the extent that Xilio Processed Personal Data (including any transfer of Personal Data across national borders) in the performance of its activities under this Agreement, such Processing [**].  Since the Effective Date, Xilio has not [**].  To Xilio’s Knowledge, Xilio and its Affiliates are not [**].

9.3.23.[**].

9.4.Additional Covenants of Xilio.  Xilio covenants to AbbVie as follows:

9.4.1.From and after the Effective Date and until the expiration or earlier termination of this Agreement in its entirety or with respect to a Licensed Target, as applicable, [**].

9.4.2.Xilio shall [**] provide AbbVie with notice of [**].

9.4.3.Neither Xilio nor any of its Affiliates [**] (a) [**] or (b) [**].

9.4.4.Neither Xilio nor any of its Affiliates will [**] (i) [**] or (ii) [**] in each case ((i) and (ii)), that is [**].

9.4.5.To the extent any of Xilio’s or its Affiliates’ (sub)licensees, employees and agents [**].

9.4.6.Xilio shall not, and shall cause its Affiliates not to, use in any capacity, in connection with the obligations to be performed under this Agreement [**].  Xilio covenants that if, during the Term, it or its Affiliates become [**], then Xilio shall [**].

9.4.7.Xilio shall not, and shall cause its Affiliates not to, directly or indirectly, [**] in performing its activities under this Agreement [**] Xilio shall, and shall cause its Affiliates to [**].  Without limiting any other provision of this Agreement, Xilio shall ensure that no [**].

9.4.8.Xilio shall, and shall cause its Affiliates to, (a) comply with all Applicable Law [**] and (b) not, [**].

9.4.9.Xilio and its Affiliates shall employ or engage Persons with [**] to conduct and to oversee the conduct of its activities under this Agreement.

9.4.10.In the event the consummation of this Agreement and the transactions contemplated herein require Xilio to transfer Personal Data across national borders, Xilio shall comply with Applicable Law in the export of Personal Data, and at the request of either Party, the Parties shall negotiate in good faith and enter into a customary data processing agreement governing the procedures for such transfer of Personal Data in compliance with Applicable Law.

9.4.11.Xilio and its Affiliates have, and undertake that they shall update and maintain during the Term, an [**].

9.5.Bring-Down Disclosure Schedules.  The Parties agree that any disclosure made by Xilio pursuant to a Bring-Down Disclosure Schedule shall [**]. For clarity, [**].

9.6.DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY OR XILIO PARENT MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, WARRANTY OF REGULATORY APPROVAL OF ANY LICENSED PRODUCT, WARRANTY OF ACHIEVEMENT OF MILESTONE EVENTS OR LEVELS OF SALES OF LICENSED PRODUCT OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 10

INDEMNITY

10.1.Indemnification of Xilio.  AbbVie shall indemnify Xilio, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Xilio Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the Xilio Indemnitees arising from or occurring as a result of: (a) the breach by or on behalf of AbbVie or its Affiliates or Sublicensees of this Agreement; (b) [**]; or (c) the Exploitation of any Licensed Therapeutic or Licensed Product in the Territory or use of any Product Trademark by or on behalf of AbbVie or any of its Affiliates or Sublicensees [**], except, in each case ((a) through (c)), for Losses for which Xilio has an obligation to indemnify AbbVie, in whole or in part, pursuant to Section 10.2 (Indemnification of AbbVie), as to which Losses each Party shall indemnify the other Party and the AbbVie Indemnitees or Xilio Indemnitees, as applicable, to the extent of its respective liability for such Losses.

10.2.Indemnification of AbbVie.  Xilio shall indemnify AbbVie, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “AbbVie Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by Xilio or its Affiliates of this Agreement; (b) [**]; and (c) the Exploitation of the Licensed Therapeutics, Licensed Products, Grantback Products or use of any Product Trademark by or on behalf of Xilio or its Affiliates or its or their (sub)licensees or distributors in accordance with this Agreement during the Term and after any termination of this Agreement [**] except, in each case ((a) through (c)), for Losses for which AbbVie has an obligation to indemnify Xilio, in whole or in part, pursuant to Section 10.1 (Indemnification of Xilio) as to which Losses each Party shall indemnify the other Party and the AbbVie Indemnitees or Xilio Indemnitees, as applicable, to the extent of its respective liability for such Losses.

10.3.Indemnification Procedures.

10.3.1.Notice of Claim.  All indemnification claims in respect of an AbbVie Indemnitee or a Xilio Indemnitee shall be made solely by Xilio or AbbVie, as applicable (each of Xilio or AbbVie in such capacity, the “Indemnified Party”).  The Indemnified Party shall give the indemnifying Party (each of Xilio or AbbVie in such capacity, the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Agreement, but in no event shall the Indemnifying Party be liable for any Losses to the extent such Losses result from any delay in the Indemnified Party providing such Indemnification Claim Notice; provided that any delay or failure to provide such Indemnification Claim Notice in a prompt manner will not constitute a waiver or release of, or otherwise limit, the Indemnified Party’s rights to indemnification under Section 10.1 (Indemnification of Xilio) or Section 10.2 (Indemnification of AbbVie), as applicable, except to the extent that such delay or failure prejudices the Indemnifying Party’s ability to defend against the relevant claims.  Each Indemnification Claim Notice must contain a description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).  The Indemnified Party shall promptly furnish to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

10.3.2.Control of Defense.  Subject to Section 7.6 (Product Trademarks) and excluding any Third Party Claim for which AbbVie assumes responsibility for defense pursuant to Section 7.4 (Infringement Claims by Third Parties) or Defense Proceedings in Section 7.2 (Prosecution and Maintenance of Patents), at its option, the Indemnifying Party may assume the defense of any Third Party Claim by notifying the Indemnified Party in writing within [**] after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of such Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party, which shall be reasonably acceptable to the Indemnified Party.  If the Indemnifying Party assumes the defense of a Third Party Claim, then the Indemnified Party shall immediately Make Available to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with such Third Party Claim.  If the Indemnifying Party assumes the defense of a Third Party Claim, then, except as provided in Section 10.3.3 (Indemnification Procedures; Right to Participate in Defense), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of such Third Party Claim unless specifically requested in writing by the Indemnifying Party.  If it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against a Third Party Claim, then the Indemnified Party shall reimburse the Indemnifying Party for any Losses incurred by the Indemnifying Party in its defense of such Third Party Claim.

10.3.3.Right to Participate in Defense.  Any Indemnified Party shall be entitled to participate in, but not control (except as provided in Section 7.4 (Infringement Claims by Third Parties), Defense Proceedings in Section 7.2 (Prosecution and Maintenance of Patents) and Section 7.6 (Product Trademarks)), the defense of a Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s sole cost and expense unless (a) the employment thereof has been specifically authorized in writing by the Indemnifying Party, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 10.3.2 (Indemnification Procedures; Control of Defense) (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.  For clarity, if the Indemnified Party has the right to control the defense of a Third Party Claim pursuant to Section 7.4 (Infringement Claims by Third Parties), Defense Proceedings in Section 7.2 (Prosecution and Maintenance of Patents) or Section 7.6 (Product Trademarks), then the Indemnified Party shall be entitled to control such Third Party Claim, without limiting the Indemnifying Party’s responsibility for Losses under Section 10.1 (Indemnification of Xilio) or Section 10.2 (Indemnification of AbbVie), as applicable.

10.3.4.Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party or any AbbVie Indemnitee or Xilio Indemnitee, as applicable, admit fault or liability, becoming subject to injunctive or other relief (including payment of lump sum or ongoing royalties) or otherwise adversely affecting the business of the Indemnified Party or any AbbVie Indemnitee or Xilio Indemnitee, as applicable, in any manner, and as to which the Indemnifying Party has acknowledged in writing the obligation to indemnify the Indemnified Party or any AbbVie Indemnitees or Xilio Indemnitees, as applicable, hereunder, the Indemnifying Party shall have the sole and exclusive right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with Third Party Claims the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 10.3.2 (Indemnification Procedures; Control of Defense), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, then the Indemnified Party may defend against such Third Party Claim.  For clarity, if a Third Party Claim, or the events giving rise to or resulting in such Third Party Claim, are subject to ARTICLE 7 (Intellectual Property) and either Section 10.1 (Indemnification of Xilio) or Section 10.2 (Indemnification of AbbVie), then ARTICLE 7 (Intellectual Property) shall apply with respect to the defense of such Third Party Claim and Section 10.1 (Indemnification of Xilio) or Section 10.2 (Indemnification of AbbVie), as applicable, shall apply with respect to the allocation of financial responsibility for the related Losses.

10.3.5.Cooperation.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each AbbVie Indemnitee or Xilio Indemnitee, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours on the date(s) previously discussed in good faith by the Parties, afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and AbbVie Indemnitee or Xilio Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim and making such AbbVie Indemnitees or Xilio Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection therewith, without prejudice to the Indemnifying Party’s right to contest any AbbVie Indemnitee’s or Xilio Indemnitee’s, as applicable, right to indemnification and subject to refund if the Indemnifying Party is ultimately held not to be obligated to indemnify an AbbVie Indemnitee or a Xilio Indemnitee, as applicable.

10.3.6.Expenses.  Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified

Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis in arrears by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund if the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

10.4.Special, Indirect and Other Losses.  EXCEPT (A) FOR WILLFUL MISCONDUCT OR FRAUD, (B) FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER [**].

10.5.Insurance.  Each Party shall obtain and carry in full force and effect the minimum insurance requirements set forth herein from an insurance company properly licensed to provide the required insurance.  Such insurance (a) shall be primary insurance with respect to each Party’s own participation under this Agreement, (b) shall be issued by a recognized insurer rated by A.M. Bests “A-IX” (or its equivalent) or better or an insurer pre-approved in writing by the other Party, and (c) shall require 30 days’ written notice to be given to the other Party prior to any cancellation, non-renewal or material change thereof.

10.5.1.The types of insurance and minimum limits shall be:

(a)Worker’s Compensation with statutory limits in compliance with the Worker’s Compensation laws of the state or states in which the Party has employees in the United States (excluding Puerto Rico).

(b)Employer’s Liability coverage with a minimum limit of [**] per occurrence; provided that if a Party has employees in the United States (excluding Puerto Rico).

(c)General Liability Insurance that is adequate to cover its obligations associated with its activities contemplated by this Agreement.

(d)Solely with respect to AbbVie, Clinical Trial Insurance, and, [**], product liability insurance, in each case, that is adequate to cover its obligations associated with its activities contemplated by this Agreement.

10.5.2.Each Party shall at all times maintain in force any insurance policy that is required by any federal, state, national or other such Applicable Law that may govern or have jurisdiction over any provision of this Agreement and at all times remain fully compliant with any such Applicable Law.

10.5.3.Upon request by a Party, the other Party shall provide Certificates of Insurance evidencing compliance with the above requirements in this Section 10.5 (Insurance).  The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then such party shall continue to maintain such insurance after the expiration or termination of this Agreement for the longer of (a) [**] or (b) with respect to a particular Party, [**].

10.5.4.Notwithstanding the foregoing, AbbVie may self-insure, in whole or in part, the insurance requirements described above.

ARTICLE 11

TERM AND TERMINATION

11.1.Term and Expiration.  This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 11.2 (Termination), shall continue in force and effect until the date of expiration of the last Royalty Term for the last Licensed Product; provided that with respect to each Option Target, if AbbVie does not exercise the License Option with respect to such Option Target prior to the expiration of the License Option Period for such Option Target, this Agreement shall terminate with respect to such Option Target Program effective on the expiration of such License Option Period (such period, the “Term”).  Following the expiration of the Royalty Term for a Licensed Product in a country or other jurisdiction, this Agreement shall terminate with respect to such Licensed Product in such country or other jurisdiction and the license grants in Section 3.1 (License for Collaboration Target Program) and Section 3.2 (Options and Licenses for Option Target Programs), as applicable, shall become fully-paid, royalty-free, perpetual and irrevocable for such Licensed Product in such country or other jurisdiction.  For clarity, upon the expiration of the Term, the license grants in Section 3.1 (License for Collaboration Target Program) and Section 3.2 (Options and Licenses for Option Target Programs) shall become fully-paid, royalty-free, perpetual and irrevocable in their entirety, provided that Xilio shall retain the right to terminate the applicable licenses granted to AbbVie under this Agreement with respect to the applicable Licensed Product in such country or other jurisdiction to the extent [**].

11.2.Termination.

11.2.1.Material Breach.

(a)Material Breach by Xilio.  If AbbVie believes that Xilio has materially breached one (1) or more of its material obligations under this Agreement, then AbbVie may deliver notice of such material breach to Xilio (a “Xilio Default Notice”).  If Xilio does not dispute that it has committed a material breach of one (1) or more of its material obligations under this Agreement, and Xilio fails to cure such breach [**] after receipt of the Xilio Default Notice, or if such breach cannot be cured [**] period [**] (such period, the “Xilio Cure Period”), then AbbVie may immediately terminate this Agreement in its entirety, or on a Target Program-by-Target Program or Region-by-Region basis upon written notice to Xilio at the end of Xilio Cure Period [**].  If Xilio disputes that it has materially breached one (1) or more of its material obligations under this Agreement, then the Dispute shall be resolved pursuant to Section 12.5 (Dispute Resolution) and the Xilio Cure Period shall toll during the pendency of such Dispute.  If, as a result of the application of such Dispute resolution procedures, Xilio is determined to be in material breach of one (1) or more of its material obligations under this Agreement (an “Adverse Ruling”), then if Xilio fails to complete the actions specified by the Adverse Ruling to cure such material breach during the remainder of the Xilio Cure Period, then AbbVie may immediately terminate this Agreement in its entirety, or on a Target Program-by-Target Program or Region-by-Region basis upon written notice to Xilio at the end of the Xilio Cure Period [**].

(b)Material Breach by AbbVie.

(1)If Xilio believes that AbbVie’s breach of [**] constitutes a material breach of this Agreement, then Xilio may deliver notice of such material breach to AbbVie (an “AbbVie Default Notice”).

(2)If AbbVie does not dispute that it has committed such material breach, then if AbbVie fails to cure such breach [**] after receipt of the AbbVie Default Notice, or if such material breach cannot be cured [**] (such period, the “AbbVie Cure Period”), then Xilio may immediately terminate this Agreement in its entirety, or on a Target Program-by-Target Program or Region-by-Region basis upon written notice to AbbVie at the end of the AbbVie Cure Period, [**].  If AbbVie disputes that it has committed such a material breach, then the Dispute shall be resolved pursuant to Section 12.5 (Dispute Resolution) [**].  If, as a result of the application of such Dispute resolution procedures, AbbVie is determined to have committed such a material breach, then if AbbVie fails to cure such material breach within [**], Xilio may terminate this Agreement in its entirety, or on a Target Program-by-Target Program or Region-by-Region basis upon written notice to AbbVie at the end of the AbbVie Cure Period, [**].

(3)Notwithstanding any provision to the contrary set forth herein, if an AbbVie Default Notice alleges that a breach [**] constitutes a material breach of the Agreement, then:

[**].

11.2.2.Termination by AbbVie.

(a)AbbVie may terminate this Agreement in its entirety or on a Target Program-by-Target Program or Region-by-Region, as applicable, basis, at any time during the Term (i) [**] or (ii) [**].

(b)AbbVie may terminate this Agreement in its entirety or on a Target Program-by-Target Program, or Region-by-Region, as applicable, basis, at any time during the Term for any reason or no reason, upon (i) [**] prior written notice to Xilio for a Target Program where no Licensed Products have entered Registrational Clinical Trials and (ii) [**] prior written notice to Xilio for a Target Program where at least one (1) Licensed Product has entered Registrational Clinical Trials.

11.3.Termination [**].   Without limiting either Party’s termination rights under Section 3.2.5(d) (License Option Effective Date; Termination of a License Option), (a) AbbVie may terminate this Agreement with respect to the applicable Option Program effective immediately upon written notice to Xilio in the event that the transactions contemplated under this Agreement with respect to such Option Program are [**] and (b) either Party may terminate this Agreement with respect to the applicable Option Program [**].

11.4.Termination for Failure to Make Certain Payments.

11.4.1.Non-Payment of Option Extension Payment.  If AbbVie fails to pay the corresponding Option Extension Payment within [**] after the delivery of the applicable Option Extension Notice, then Xilio may provide written notice of its intent to terminate this Agreement in its entirety for the applicable Option Target Program. If AbbVie does not cure such non-payment within [**] after AbbVie’s receipt of such written notice, then such termination will be automatically effective as of such date.

11.4.2.Non-Payment of the Option Exercise Payment.  If AbbVie fails to pay the applicable Option Exercise Payment set forth in Section 6.3 (Option Exercise Payment) within [**] of AbbVie delivering an Option Exercise Notice to Xilio in accordance with Section 3.2.3 (Options and Licenses for Option Target Programs; License Option Exercise), then Xilio may provide written notice of its intent to terminate this Agreement in its entirety for the applicable Option Target Program. If AbbVie does not cure such non-payment within [**] after AbbVie’s receipt of such written notice, then such termination will be automatically effective as of such date.

11.5.Termination for Bankruptcy or Insolvency.

11.5.1.Termination Rights.  If either Party (or, if applicable, any controlling Affiliate of such Party) (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [**] after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation or (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [**] of the filing thereof, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

11.5.2.Rights in Bankruptcy.

(a)The Parties intend to take advantage of the protections of Section 365(n) (or any successor provision) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction to the maximum extent permitted by Applicable Law.  All rights and licenses granted to AbbVie under or pursuant to this Agreement, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code, shall be deemed to be “intellectual property” for the purposes of Section 365(n) or any analogous provisions in any other country or jurisdiction.  AbbVie shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, including the right to obtain the intellectual property from another entity.

(b)Xilio will, during the Term, create and maintain current and updated copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all intellectual property licensed to AbbVie under this Agreement.  Each Party acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) include: (a) copies of research Information; (b) laboratory samples; (c) product samples and inventory; (d) formulas; (e) laboratory notes and notebooks; (f) Information related to preclinical and Clinical Studies; (g) Regulatory Documentation (including Regulatory Approvals); (h) rights of reference in respect of Regulatory Documentation (including Regulatory Approvals); (i) tangible Information (including the Licensed Know-How and Joint Know-How); and (j) marketing, advertising and promotional materials that relate to such intellectual property.  Upon the commencement of a bankruptcy proceeding by or against Xilio under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, AbbVie shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property (including all embodiments of such intellectual property), which, if not already in AbbVie’s possession, shall be promptly Made Available to it upon AbbVie’s written request (x) upon commencement of a bankruptcy proceeding, unless Xilio continues to perform all of its obligations under this Agreement or (y) if not Made Available pursuant to clause (x) above because Xilio continues to perform, upon the rejection of this Agreement by or on behalf of Xilio.  Unless and until Xilio rejects this Agreement, Xilio shall perform all of its obligations under this Agreement.  Xilio shall not interfere with the rights of AbbVie to intellectual property as set forth in this Section 11.5.2 (Termination for Bankruptcy or Insolvency; Rights in Bankruptcy), including the right to obtain the intellectual property from another entity.

(c)The Parties intend and agree that any sale of Xilio’s assets under Section 363 of the Bankruptcy Code shall be subject to AbbVie’s rights under Section 365(n), that AbbVie cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of AbbVie’s rights under this Agreement and Section 365(n) without the express, contemporaneous written consent of AbbVie.

(d)All rights, powers and remedies AbbVie provided in this Section 11.5 (Termination for Bankruptcy or Insolvency) are not in substitution for any other rights, powers and remedies now or hereafter existing at law or in equity (including the U.S. Bankruptcy Code).  The Parties intend the following rights to extend to the maximum extent permitted by Applicable Law, and to be enforceable under U.S. Bankruptcy Code Section 365(n):

(1)the right of access to any intellectual property rights (including all embodiments thereof) of Xilio or any Third Party with whom Xilio contracts to perform an obligation of Xilio under this Agreement, and, in the case of any such Third Party, that is necessary or useful for the Exploitation of any Licensed Products or the exercise of any other rights granted to AbbVie under this Agreement;

(2)the right to contract directly with any Third Party to complete the contracted work; and

(3)the right to cure any default under any such agreement with a Third Party and set off the costs thereof against amounts payable to Xilio under this Agreement.

11.6.Consequences of Termination.

11.6.1.Termination in its Entirety.  If this Agreement is terminated in its entirety:

(a)all rights and licenses granted by Xilio hereunder shall immediately terminate except as set forth in clause (c) below and AbbVie will not, itself or through an Affiliate, and will not authorize any Third Party to, Exploit any Licensed Product or Licensed Therapeutic;

(b)[**];

(c)all rights and licenses granted by AbbVie hereunder, including all rights to use AbbVie Proprietary Material, shall immediately terminate and Xilio and its Affiliates shall not practice, or license to any Third Party to practice, [**] or Exploit any AbbVie Proprietary Materials;

(d)notwithstanding the termination of AbbVie’s licenses and other rights under this Agreement, AbbVie shall have the right [**] to sell or otherwise dispose of all (i) Collaboration Licensed Products and (ii) subject to the obligation to supply Xilio pursuant to Section 11.7 (Transition of Option Licensed Products), Option Licensed Products, in each case ((i) and (ii)), then in its or its Affiliates’ or Sublicensee’s inventory and any in-progress inventory as though this Agreement had not been terminated, and AbbVie shall continue to make payments thereon as provided in ARTICLE 6 (Payments and Records).

Upon the effective date of the termination of this Agreement in its entirety for any reason, at the written request of a Party, the non-requesting Party shall either, at the requesting Party’s election: (a) promptly destroy all copies of the Confidential Information solely owned by the requesting Party in the possession or Control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the requesting Party’s sole cost and expense, all copies of such Confidential Information solely owned by the requesting Party in the possession or Control of the non-requesting Party, delivering any Licensed Target Information for the applicable terminated Target Program to Xilio.  Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain (i) one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations or exercising any ongoing rights hereunder or as required by Applicable Law, and (ii) copies of such Confidential Information for archival purposes and any computer records or files containing such Confidential Information that have been created solely by the non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes; provided that in each case ((i) and (ii)), such copies or records of Confidential Information shall remain subject to the terms of this Agreement, including ARTICLE 8 (Confidentiality and Non-Disclosure).

11.6.2.Termination in a Terminated Territory or for Terminated Programs.  If this Agreement is terminated with respect to a Terminated Territory and one (1) or more Target Programs (each a, “Terminated Program”) by AbbVie pursuant to Section 11.2.1(a) (Termination; Material Breach by Xilio) or 11.2.2 (Termination; Termination by AbbVie) (but not in the case of any termination of this Agreement in its entirety):

(a)except to the extent required for AbbVie to exercise its rights and perform its obligations under the Transition Agreement, all rights and licenses granted by Xilio hereunder shall terminate with respect to each Terminated Program (including Terminated Products) in the Terminated Territory, provided that such licenses shall otherwise survive non-exclusively in the Terminated Territory solely for the purpose of furthering any Commercialization of the Licensed Therapeutics and Licensed Products in the remaining Territory or any Development or Manufacturing in support thereof;

(b)AbbVie shall not, and shall not permit any of its Affiliates to, and shall use commercially reasonable efforts to prohibit any of its and their respective Sublicensees or Distributors to, Exploit any Terminated Products directly or indirectly (i) to any Person for use in such Terminated Territory or (ii) to any Person in the Territory that AbbVie or any of its Affiliates knows is likely to distribute, market, promote, offer for sale or sell any Terminated Product for use in such Terminated Territory or assist another Person to do so.  If AbbVie or any of its Affiliates receives, or becomes aware of the receipt by a Sublicensee or Distributor of, any orders for any Terminated Product for use in such Terminated Territory, AbbVie shall, or shall instruct such Sublicensee or Distributor to, as applicable, refer such orders to Xilio.  AbbVie shall cause its Affiliates to, and shall instruct its and their respective Sublicensees and Distributors to, notify Xilio of any receipt of any orders for any Terminated Product for use in such Terminated Territory;

(c)Subject to Section 11.7.2 (Transition of Option Licensed Products; Grantback License), Xilio shall not, and shall not permit any of its Affiliates to, and shall use commercially reasonable efforts to prohibit any of its and their (sub)licensees or distributors to Exploit any Terminated Product directly or indirectly (i) to any Person for use in the Territory or (ii) to any Person in such Terminated Territory that Xilio or any of its Affiliates or any of its or their (sub)licensees or distributors knows is likely to distribute, market, promote, offer for sale or sell any Terminated Product for use in the Territory or assist another Person to do so.  If Xilio or any of its Affiliates receives, or becomes aware of the receipt by a (sub)licensee or distributor of, any orders for any Terminated Product for use in the Territory, Xilio shall, or shall instruct such (sub)licensee or distributor to, as applicable, refer such orders to AbbVie.  Xilio shall cause its Affiliates to, and shall instruct its and their (sub)licensees and distributors to, notify AbbVie of any receipt of any orders for any Terminated Product for use in the Territory; and

(d)notwithstanding the amendment of AbbVie’s licenses and other rights under this Agreement in the Terminated Territory, AbbVie shall have the right [**] to sell or otherwise dispose of all Terminated Products that are (i) Collaboration Licensed Products and (ii) subject to the obligation to supply Xilio pursuant to Section 11.7 (Transition of Option Licensed Products), Option Licensed Products, in each case ((i) and (ii)), then in its or its Affiliates’ or Sublicensee’s inventory and any in-progress inventory, in each case, intended for sale or disposal in such Terminated Territory, as though this Agreement had not terminated in the Terminated Territory, and AbbVie shall continue to make payments thereon as provided in ARTICLE 6 (Payment and Records).

(e)On a Terminated Territory-by-Terminated Territory and Terminated Program-by-Terminated Program basis, upon the effective date of the termination of this Agreement for such Terminated Program in such Terminated Territory for any reason, at the written request of a Party, the non-requesting Party shall either, at the requesting Party’s election: (i) promptly destroy all copies of the requesting Party’s Confidential Information solely related to such Terminated Program in such Terminated Territory in the possession or Control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or Control of the non-requesting Party.  Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (A) to the extent necessary or reasonably useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (B) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes.  All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 8.1 (Confidentiality Obligations).

11.7.Transition of Option Licensed Products.

11.7.1.General.  Promptly after any termination of this Agreement by AbbVie pursuant to Section 11.2.2(b) (Termination; Termination by AbbVie) or by Xilio pursuant to Section 11.2.1(b) (Termination; Material Breach; Material Breach by AbbVie), Section 11.4 (Termination for Failure to Make Certain Payments) or Section 11.5 (Termination for Bankruptcy or Insolvency), [**] after the effective date of termination.  [**].

11.7.2.[**].

11.7.3.[**].

11.7.4.[**].

11.7.5.[**].

11.8.AbbVie Rights in Lieu of Termination.  If AbbVie has the right to terminate this Agreement [**], then in lieu of such termination, AbbVie may, by written notice to Xilio, elect to continue this Agreement as modified by this Section 11.8 (AbbVie Rights in Lieu of Termination), in which case, effective as of the date AbbVie delivers such notice of such election to Xilio:

11.8.1.[**];

11.8.2.[**];

11.8.3.all other provisions of this Agreement shall remain in full force and effect without change.

Notwithstanding the foregoing, if AbbVie’s right to terminate pursuant to Section 11.2.1(a) (Material Breach; Material Breach by Xilio) solely relates to a Target Program, then AbbVie’s rights and remedies under this Section 11.8 (AbbVie Rights in Lieu of Termination) will be limited solely to as applicable for such Target Program [**]. Notwithstanding any provision to the contrary set forth in this Agreement, the remedies set forth in this Section 11.8 (AbbVie Rights in Lieu of Termination), if elected by AbbVie, shall be taken into account in determining damages for any claim arising from the same circumstances.

11.9.Accrued Rights; Surviving Obligations.

11.9.1.Accrued Rights.  Termination or expiration of this Agreement (either in its entirety or with respect to one (1) or more Licensed Product, Target Program or Region) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

11.9.2.Surviving Provisions.  Without limiting the foregoing, in the event of termination of this Agreement in its entirety, the following Sections and Articles shall survive: [**] (“Surviving Provisions”).  If this Agreement is terminated with respect to the Terminated Territory or one (1) or more, but not all, Target Programs (including all Licensed Products therein) or Licensed Products, as applicable, but not in its entirety, then following such termination, the Surviving Sections shall remain in effect with respect to such Terminated Territory, terminated Target Program or terminated Licensed Product, as applicable.

ARTICLE 12

MISCELLANEOUS

12.1.Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement); provided that if such force majeure continues for a period of [**] or more, then this Section 12.1 (Force Majeure) shall not restrict either Party’s right to terminate this Agreement pursuant to Section 11.2.1 (Termination; Material Breach) with respect to such suspension of performance.  The non-performing Party shall notify the other Party of such force majeure within [**] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use reasonable efforts to remedy its inability to perform.

12.2.Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries or jurisdictions that may be imposed on the Parties from time to time.  Each Party shall not, and shall cause its Affiliates not to, export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

12.3.Assignment.

12.3.1.Neither Party may assign its rights or, except as provided in Section 2.10 (Subcontracting), Section 3.6 (Sublicenses) or Section 4.5 (Subcontracting; Distributors), delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, except that (a) AbbVie shall have the right, without such consent, to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates (in accordance with Section 12.17 (Performance by Affiliates)) or Sublicensees or Distributors, (b) either Party shall have the right, without such consent, to assign this Agreement to any of its Affiliates and (c) either Party shall have the right, without such consent, to assign any or all of its rights to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) of the business to which this Agreement relates.  Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement shall assume all of such Party’s obligations hereunder in writing and shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement; provided that with respect to any assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of its obligations hereunder.  All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party; provided, further, that such Party, if it survives, shall remain jointly and severally liable for the performance of such delegated obligations under this Agreement.  Any attempted assignment or delegation in violation of this Section 12.3.1 (Assignment) shall be null and void and of no effect. Notwithstanding any provision to the contrary set forth in this Agreement, Xilio Parent shall not assign this Agreement, in whole or in part, without the prior written consent of AbbVie; provided that AbbVie’s prior written consent shall not be required for Xilio Parent to assign this Agreement in its entirety in connection with any merger, consolidation or any sale of all or substantially all of the assets of Xilio Parent.

12.3.2.Securitization Transaction.   Notwithstanding any provision to the contrary in Section 12.3.1 (Assignment) or elsewhere in this Agreement, Xilio may [**] assign to a Third Party its right to receive the Milestone Payments and royalties hereunder (such assignment, a “Securitization Transaction”).  In connection with an actual or potential Securitization Transaction, Xilio may disclose to such Third Party the royalty reports contemplated under Section 6.13 (Royalty Payments and Royalty Reports), audit reports contemplated under Section 6.18 (Audit), and any other reports reasonably requested by such Third Party, in each case, without the prior written consent of AbbVie, to enable such Third Party to evaluate, exercise its rights with respect to, such Securitization Transaction; provided that such Third Party is under obligations of confidentiality and non-use with respect to Confidential Information included in such reports and plans that are no less protective or restrictive than the terms of ARTICLE 8 (Confidentiality and Non-Disclosure) (but of duration customary in confidentiality agreements entered into for a similar purpose).  [**].

12.4.Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, then (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible under Applicable Law and reasonably acceptable to the Parties.  To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

12.5.Dispute Resolution.  Except for disputes resolved by the procedures set forth in Section 5.2.4 (General Provisions Applicable to the JGC; Decision-Making), Section 6.18.2 (Audit; Dispute) or Section 12.10 (Equitable Relief), if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then it shall be resolved pursuant to this Section 12.5 (Dispute Resolution).

12.5.1.General.  Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of such Dispute.  Any final decision mutually agreed to by the Senior Officers in writing shall be conclusive and binding on the Parties.  If the Senior Officers are not able to agree on the resolution of any such Dispute [**].

12.5.2. [**].

12.5.3.[**].

12.6.Governing Law; Service.

12.6.1.Governing Law.  This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of New York, United States excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided that all questions concerning (a) inventorship and ownership of Patents under this Agreement shall be determined in accordance with Section 7.1 (Ownership of Intellectual Property) and (b) the construction or effect of Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

12.6.2.Service.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 12.7.2 (Notices; Address for Notice) shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

12.7.Notices.

12.7.1.Notice Requirements.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand, sent by electronic mail or sent by internationally recognized overnight delivery service that maintains records of delivery, addressed to the applicable Party at its respective address specified in Section 12.7.2 (Notices; Address for Notice) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 12.7.1 (Notices; Notice Requirements).  Such notice shall be deemed to have been given as of the date delivered by hand, on the date of receipt of such electronic mail, provided that any notice sent via electronic mail is not deemed received if the sender receives a delivery failure notification or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  Any notice delivered by electronic mail shall be confirmed by a hard copy delivered as soon as practicable thereafter.  This Section 12.7.1 (Notice Requirements) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

12.7.2.Address for Notice.

If to AbbVie, to:

1 North Waukegan Road

North Chicago, Illinois 60064

United States

Attention: General Counsel and Corporate Secretary

If to Xilio, to:

Xilio Development, Inc.

828 Winter Street, Suite 300

Waltham, MA 02451

Email: [**]

Attention: Alliance Manager

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street, Prudential Tower

Boston, MA 02199

Email: [**]

Attention: Hannah H. England

and

Xilio Therapeutics, Inc.

828 Winter Street, Suite 300

Waltham, MA 02451

Email: [**]

Attention: Legal Department

12.8.Entire Agreement; Amendments.  This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby, including the CDA, as amended from time to time by the parties thereto.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.  No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.  In the event of any inconsistencies between this Agreement and any Schedules or other attachments hereto, the terms of this Agreement shall control.

12.9.English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

12.10.Equitable Relief.  Each Party acknowledges and agrees that the restrictions, rights and obligations set forth in [**] are reasonable and necessary to protect the legitimate interests of the other Party, that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such aforementioned Sections or Articles shall result in irreparable injury to such other Party for which monetary damages would provide inadequate and insufficient compensation to remedy any and all harms that such Party will, could, or might suffer from such breach.  In the event of a breach or threatened breach of any provision of such aforementioned Sections or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity.  Each Party hereby waives any requirement that the other Party (x) post a bond or other security as a condition for obtaining any such relief and (y) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy.

Each Party hereby consents that a temporary restraining order is a necessary remedy to protect against such harm and each Party will take all actions to the fullest extent permitted under Applicable Law to effectuate the granting of such temporary restraining order.  Nothing in this Section 12.10 (Equitable Relief) is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement, and, notwithstanding any provision to the contrary, neither Party may seek equitable relief in the form of termination or recission of this Agreement.

12.11.Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

12.12.No Benefit to Third Parties.  Except as provided in ARTICLE 10 (Indemnity), the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

12.13.Further Assurance.  Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

12.14.Relationship of the Parties.  It is expressly agreed that Xilio, on the one hand, and AbbVie, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency, including for all tax purposes.  Neither Xilio, on the one hand, nor AbbVie, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that is binding on the other, without the prior written consent of the other Party to do so.  All Persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

12.15.References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

12.16.Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term.  All references to “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

12.17.Performance by Affiliates.  Either Party may use one (1) or more of its Affiliates to perform its obligations and duties hereunder and such Affiliates of such Party are expressly granted certain rights herein; provided that each such Affiliate will be bound by the corresponding obligations of such Party and, subject to an assignment to such Affiliate pursuant to Section 12.3 (Assignment), each Party will remain liable hereunder for the prompt payment and performance of all its Affiliates’ respective obligations hereunder.

12.18.[**].

12.18.1.[**].

12.18.2.[**].  .

12.18.3.[**].  .

12.19.Guarantee.  Xilio Parent hereby guarantees [**].  The obligations of Xilio Parent under this Section 12.19 (Guarantee) [**].  To the extent AbbVie grants to Xilio (a) any waiver of any default by Xilio of the guaranteed obligations; (b) any extension of time for performance by Xilio of the guaranteed obligations; or (c) any release of Xilio from the performance of the guaranteed obligations, AbbVie will have and be deemed to have also granted the same to Xilio Parent hereunder.

12.20.Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile, .pdf format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

ABBVIE GROUP HOLDINGS LIMITED		XILIO DEVELOPMENT, INC.

By:	/s/ Arthur C. Price	By:	/s/ René Russo

Name:	Arthur C. Price	Name:	Rene Russo

Title:	Director	Title:	President and Chief Executive Officer

XILIO THERAPEUTICS, INC.

		By:	/s/ René Russo

		Name:	Rene Russo

		Title:	President and Chief Executive Officer

[Signature Page to Collaboration, License and Option Agreement]